SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

FORM S-1

POST-EFFECTIVE AMENDMENT NUMBER 47 TO

REGISTRATION STATEMENT NUMBER 2-76193

Ameriprise Installment Certificate

UNDER

THE SECURITIES ACT OF 1933

AMERIPRISE CERTIFICATE COMPANY

(Exact name of registrant as specified in charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

6725

(Primary Standard Industrial Classification Code Number)

41-6009975

(I.R.S. Employer Identification No.)

70100 Ameriprise Financial Center, Minneapolis, MN 55474, (612) 671-3131

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Megan Garcy - 227 W. Monroe Street, Suite 3700,

Chicago, IL 60606, (312) 634-9280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Ameriprise Certificates
Prospectus April 24, 2019
Ameriprise Cash Reserve Certificate	• Purchase this certificate in any amount from $1,000 through $2 million or with monthly investments of at least $50.
• Earn a fixed rate of interest declared every three months.
• Keep your certificate for up to 20 years from its issue date.
• No withdrawal charges.
Earn competitive rates with ready access to your cash reserves.
Ameriprise Flexible Savings Certificate	• Purchase this certificate in any amount from $1,000 through $2 million.
• Select a term of 3, 6, 7, 9, 12, 13, 18, 24, 30 or 36 months.
• Add up to 25% of your original investment during the term.
• Invest in successive terms up to a total of 20 years from the issue date of the certificate.
• 2% withdrawal charge applies for withdrawals during a term in excess of 10% of principal*.
Earn rates guaranteed by Ameriprise Certificate Company for the term you choose.
Ameriprise Step-Up Rate Certificate	• Purchase this certificate in any amount from $5,000 through $2 million.
• Select a term of 2, 3 or 4 years.
• Option to step up to a higher interest rate (if available) during the term.
• Invest in successive terms up to a total of 20 years from the issue date of the certificate.
• 2% withdrawal charge applies for withdrawals during a term in excess of 10% of principal*.
Earn rates guaranteed by Ameriprise Certificate Company for the term you choose.
Ameriprise Stock Market Certificate	• Purchase this certificate in any amount from $1,000 through $2 million.
• Select a term of 1, 2 or 3 years.
• Participate in any increase of the stock market based on the S&P 500 Index while protecting your principal, up to a maximum return, or cap.
• Decide whether to choose a partial participation term in order to guarantee a minimum return or whether to link all of your return to the market.
• Keep your certificate for up to 15 years from the issue date depending on the term.
• 2% withdrawal charge applies to principal withdrawn during a term*.
Potential for stock market growth with safety of principal.
Ameriprise Installment Certificate	• Purchase this certificate with monthly investments in any amount from $50 through $5,000.
• Earn a fixed rate of interest declared every three months.
• Keep your certificate for up to 10 years from its issue date.
• 2% withdrawal charge applies to principal withdrawn during the first three years*.
Establish a disciplined approach to saving
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Ameriprise Certificate Company is not a bank, and the securities it offers are not deposits or obligations of, or backed or guaranteed or endorsed by, any bank or financial institution, nor are they insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency.
Ameriprise Certificates are backed by the assets of Ameriprise Certificate Company. For Ameriprise Stock Market Certificate, to the extent your product interest is linked to the S&P 500 Index, you might earn no interest. See “Risk Factors.”
The distributor is not required to sell any specific amount of certificates.
Issuer: Ameriprise Certificate Company, 70100 Ameriprise Financial Center, Minneapolis, MN 55474, (800) 862-7919 (toll free)
Distributor: Ameriprise Financial Services, Inc.
*	Certain waivers apply. See product specific pages.

AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

Initial Interest Rates for Ameriprise Cash Reserve Certificate
Ameriprise Certificate Company (ACC) guarantees a fixed interest rate for each 3-month period during the life of the certificate. For your initial 3-month period, ACC guarantees that when the rate for new purchases takes effect, the rate will be within a specified range of the Non-Jumbo Deposits National Rates as published by the FDIC. ACC also guarantees that your rate for the initial 3-month period will not be less than 0.00%, even if the published range noted falls below 0.00%.
Here are the interest rates in effect on April 24, 2019:
Investment amount	Interest rate*	Effective annualized yield**
$50 to $9,999	1.15%	1.15%
$10,000 to $24,999	1.20%	1.20%
$25,000 or more	1.20%	1.20%
*	Rates may depend on factors described in “Rates for New Purchases” under “About the Certificate.”
**	Assuming monthly compounding.
These rates are subject to change and may not be available when you apply to purchase your certificate. Rates for future periods are set at the discretion of ACC and may also differ from the rates shown here. See “Rates for New Purchases” under “About the Certificate” for further information or go to ameriprise.com/cashrates for current rates.

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Initial Interest Rates for Ameriprise Flexible Savings Certificate
Ameriprise Certificate Company (ACC) guarantees a fixed rate of interest for each term. For your initial term, the rate will be within a specified range of the Non-Jumbo Deposits National Rates as published by the FDIC. ACC also guarantees that your rate for the initial term will not be less than 0.00%, even if the published range noted falls below 0.00%. See “About the Certificate” for more explanation.
Here are the interest rates in effect on April 24, 2019:
Term	Interest rate*	Effective annualized yield**
3 month	1.89%	1.90%
6 month	1.99%	2.00%
7 month	1.99%	2.00%
9 month	2.04%	2.05%
12 month	2.04%	2.05%
13 month	2.28%	2.30%
18 month	2.04%	2.05%
24 month	2.09%	2.11%
30 month	2.13%	2.15%
36 month	2.23%	2.25%
*	These are the rates for investments under $100,000 except for the 13-month term, which may require a minimum investment of $1 million. The 7-month term may require a minimum investment of $10,000. Rates may depend on the factors described in “Rates for New Purchases” and “Promotions and Pricing Flexibility” under “About the Certificate.”
**	Assuming monthly compounding.
These rates are subject to change and may not be available when you apply to purchase your certificate. Rates for future terms are set at the discretion of ACC and may also differ from the rates shown here. See “Rates for New Purchases” under “About the Certificate” for further information or go to ameriprise.com/cashrates for current rates.

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Initial Interest Rates for Ameriprise Step-Up Rate Certificate
Ameriprise Certificate Company (ACC) guarantees a fixed minimum rate of interest for each term. For your initial term, the rate will be within a specified range of the Non-Jumbo Deposits National Rates as published by the FDIC. ACC also guarantees that your rate for the initial term will never be less than 0.00%, even if the published range noted falls below 0.00%. See “About the Certificate” for more explanation.
Here are the interest rates in effect on April 24, 2019:
Term	Interest rate*	Effective annualized yield**
2 years	1.79%	1.80%
3 years	1.89%	1.90%
4 years	1.79%	1.80%
*	Rates may depend on the factors described in “Rates for New Purchases” and “Promotions and Pricing Flexibility” under “About the Certificate.”
**	Assuming monthly compounding.
These rates are subject to change and may not be available when you apply to purchase your certificate. Rates for future terms are set at the discretion of ACC and may also differ from the rates shown here. See “Rates for New Purchases” under “About the Certificate” for further information or go to ameriprise.com/cashrates for current rates.

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Initial Interest and Participation Rates for Ameriprise Stock Market Certificate
Ameriprise Certificate Company (ACC) guarantees your principal. The interest on your certificate is linked to stock market performance as measured by the S&P 500 Index.
Here are the interest rates and market participation percentages in effect for sales on April 24, 2019:
1 Year Term
Maximum return	Market participation percentage	Minimum return interest
3.00%	100% (full)	None
3.00%	25% (partial)	0.65%
2 Year Term
Maximum return	Market participation percentage	Minimum return interest
6.75%	100% (full)	None
6.75%	25% (partial)	1.60%
3 Year Term
Maximum return	Market participation percentage	Minimum return interest
12.25%	100% (full)	None
12.25%	25% (partial)	3.15%
These rates are subject to change and may not be available when you apply to purchase your certificate. For your first term, the maximum return will be within the range of 2.75% to 3.75% for the 1 year term, 6.75% to 7.75% for the 2 year term and 12.25% to 13.25% for the 3 year term. The minimum guaranteed interest rate on partial participation will be within the range of 0% to 1.00% for the 1 year term, within the range of 1.35% to 2.35% for the 2 year term and within the range of 3.15% to 4.15% for the 3 year term. Rates for future terms are set at the discretion of ACC and may also differ from the rates shown here. See “Rates for New Purchases” under “About the Certificate” for further information or go to ameriprise.com/cashrates for current rates. Your return will not exceed the applicable maximum return in effect at the time of purchase.

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Initial Interest Rates for Ameriprise Installment Certificate
Ameriprise Certificate Company (ACC) offers a fixed rate of interest for each 3-month period during the life of your certificate. As of April 24, 2019, the rate for your first three months will be a fixed rate of 1.55%. The effective annualized yield assuming monthly compounding is 1.56%. This rate is set at the discretion of ACC and is effective until further notice. Rates for subsequent 3-month periods are set at the discretion of ACC and may also differ from the rate shown here. See “Rates for New Purchases” under “About the Certificate” for further information or go to ameriprise.com/cashrates for current rates.
The fixed interest rate of 1.55% is subject to change and may not be available when you apply to purchase your certificate.
Risk Factors
You should consider the following when investing in Ameriprise Certificates:
These certificates are backed solely by the assets of ACC. Although ACC’s qualified assets on deposit currently exceed the deposit amounts required by applicable regulations, if there are losses on ACC’s assets, ACC may not have sufficient resources to meet its obligations, including making interest and/or principal payments on your certificates.
Most of our assets are debt securities and are subject to the following risks:
Interest Rate Risk: Interest rate risk is the risk of losses attributable to changes in interest rates. When interest rates rise, prices of debt instruments generally fall. In general, the longer the maturity or duration of a debt instrument, the greater its sensitivity to changes in interest rates. Interest rate declines also may increase prepayments of debt obligations. See “How Your Money Is Used and Protected.”
Credit Risk: This is the risk that the issuer of a debt instrument, or the counterparty to a contract, will default or otherwise become unable or unwilling to honor a financial obligation (such as payments due on a bond or note). Credit ratings of the issuers of securities in our portfolio vary. See “How Your Money Is Used and Protected.”
Market Risk: The market value of securities may fall or fail to rise. Market risk may affect a single issuer, sector of the economy, industry, or the market as a whole. The market value of securities may fluctuate, sometimes rapidly and unpredictably.
Prepayment and Extension Risks: Prepayment and extension risks include the risk that a bond or other security or investment might, in the case of prepayment risk, be called or otherwise converted, prepaid or redeemed before maturity and, in the case of extension risk, the investment might not be called as expected. In

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the case of prepayment risk, if the investment is converted, prepaid or redeemed before maturity, ACC may not be able to invest the proceeds in other investments providing as high a level of income, resulting in a reduced yield to ACC. In the case of mortgage- or asset-backed securities, as interest rates decrease or spreads narrow, the likelihood of prepayment increases. Conversely, extension risk is the risk that an unexpected rise in interest rates will extend the life of a mortgage- or asset-backed security beyond the prepayment time. If ACC’s investments are locked in at a lower interest rate for a longer period of time, ACC may be unable to capitalize on securities with higher interest rates or wider spreads.
Early Withdrawal Risk (For all certificates except Ameriprise Cash Reserve Certificate): Early withdrawal risk is the risk of paying a withdrawal penalty if you withdraw money before the end of a term. See “Full and Partial Withdrawals.”
Step-up Risk: In most circumstances for the Ameriprise Step-Up Rate Certificate, you will receive a lower initial rate than other comparable products because of the step-up feature. If you do not step up your rate during the term, either due to rate environment or lack of action, you may receive a lower yield than if you had invested in a comparable term length product that does not include a step-up option.
Tax Risk: Owners of Ameriprise Stock Market Certificates may have to pay taxes on accrued original issue discount prior to receiving any interest payments, due to the original issue discount rules. However, at the end of each term, the amount of taxable income accrued on an Ameriprise Stock Market Certificate will generally equal the amount of interest paid on the certificate. See “Taxes on Earnings and Withdrawals” for more information.
Cyber Security Risk: With the increased use of technologies such as the Internet and the dependence on computer systems to perform necessary business functions, investment products such as the certificates and ACC’s service providers may be prone to operational and information security risks resulting from cyber-attacks. In general, cyber-attacks result from deliberate attacks but unintentional events may have effects similar to those caused by cyber-attacks. Cyber-attacks include, among other behaviors, stealing or corrupting data maintained online or digitally, denial-of-service attacks on websites, the unauthorized release of confidential information and causing operational disruption. Successful cyber-attacks against, or security breakdowns of, ACC or its investment manager, distributor, custodian, transfer agent, administrator and/or other third party service providers may adversely impact a certificate or its investors. For instance, cyber-attacks may interfere with the processing of investor transactions, cause the release of private shareholder information or confidential certificate information, impede trading, cause reputational damage, and subject the certificate to regulatory fines, penalties or financial losses, reimbursement or other compensation costs, and/or additional compliance costs.

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ACC may also incur substantial costs for cyber security risk management in order to prevent any cyber incidents in the future. A certificate and its investors could be negatively impacted as a result. While ACC or its service providers have established business continuity plans and systems designed to prevent such cyber-attacks, there are inherent limitations in such plans and systems including the possibility that certain risks have not been identified. Similar types of cyber security risks are also present for issuers of securities or other instruments in which the certificates invest, which could result in material adverse consequences for such issuers, and may cause the certificates’ investment therein to lose value.
Regulatory Risk: ACC operates in a regulated industry. As a registered investment company, ACC must observe certain governance, disclosure, recordkeeping, marketing, privacy, data protection and other operating requirements. Various regulatory and governmental bodies have the authority to review ACC’s products and business practices and to bring regulatory or other legal actions against ACC if, in their view, ACC’s practices are improper. Any enforcement actions, investigations or other proceedings brought against ACC or its directors or employees of its affiliates by its regulators may result in fines, injunctions or other disciplinary actions that could harm ACC's reputation or impact ACC’s results of operations. In addition, any changes to the laws and regulations applicable to ACC’s business such as possible changes brought about by any Department of Labor applicable regulation as well as state and other fiduciary rules, the Securities and Exchange Commission (“SEC”) best interest standards, or similar standards such as the Certified Financial Planner Board standards pertaining to the fiduciary status of investment advice providers to retirement investors (primarily account holders in 401(k) plans and Individual Retirement Accounts (“IRAs”) and other types of Employee Retirement Income Security Act (“ERISA”) clients) and related issues. Each of these has a potential impact regarding how ERISA investment advice fiduciaries and others can provide products manufactured by affiliates to, or engage in certain principal transactions with, retirement investors, including incremental requirements, costs and risks that may be imposed on ACC as a result of such changes, may affect the operations and financial condition of ACC.
In addition, upon conversion of ACC’s affiliate Ameriprise National Trust Bank into a federal savings bank (“Ameriprise Bank”), Ameriprise Financial will be subject to ongoing supervision by the Federal Reserve Board (“FRB”), including supervision and prudential standards, such as capital, liquidity and operational risk monitoring by management. In order to maintain Ameriprise Financial’s permission under applicable bank holding company laws and regulations to engage in business activities other than banking or activities closely related to banking, each of Ameriprise Financial and Ameriprise Bank will need to remain “well-capitalized” and “well-managed” under applicable regulations, and Ameriprise Bank must receive at least a “satisfactory” rating in its most recent examination under the Community Reinvestment Act. As a subsidiary of Ameriprise Financial, ACC will (absent exclusion of exemption) be required to

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comply with certain limits on its activity, including investment limitations on its portfolio and other limitations under applicable banking laws, including what is commonly referred to as the Volcker Rule. Failure to meet one or more of certain requirements and regulations would mean, depending on the requirements not met and any accord then reached with the FRB, that until cured Ameriprise Financial (and therefore ACC) could not undertake new activities, continue certain activities, or make certain acquisitions.
S&P 500 Index Risk: To the extent you link your interest to the S&P 500 Index when you invest in Ameriprise Stock Market Certificate, you might earn no interest. If you choose to link all of your returns on these certificates to the S&P 500 Index, you earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term. See “Interest” under “About the Certificate.”

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Ameriprise Certificate Company and Ameriprise Financial, Inc.
Ameriprise Financial, Inc. (Ameriprise Financial) is the parent company of the Ameriprise Certificate Company, the issuer of Ameriprise Certificates.
Ameriprise Financial and its subsidiaries provide a variety of services to Ameriprise Certificate Company:
Company Name	Services
Columbia Management Investment Advisers, LLC	Investment Management Services
Ameriprise Financial, Inc. (Ameriprise Financial)	Administrative Services
Ameriprise Financial Services, Inc. (Ameriprise Financial Services)	Distribution Services
Columbia Management Investment Services Corp.	Transfer Agent Services
Ameriprise Trust Company	Custodian Services
In this prospectus, “we,” “us,” “our,” and “ours” refer to ACC, Columbia Management Investment Advisers, LLC, Columbia Management Investment Services Corp., Ameriprise Financial or Ameriprise Financial Services and “you,” “your,” and “yours” refer to the owner of the Certificate.
READ AND KEEP THIS PROSPECTUS
This prospectus section describes terms and conditions of your Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to vary the terms and conditions of the Certificate from those described in the prospectus, or to bind ACC by any statement not in it.

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Ameriprise Cash Reserve Certificate
About the Certificate
INVESTMENT AMOUNTS
You may purchase the Ameriprise Cash Reserve Certificate in any amount from $1,000 or monthly investments of at least $50, payable in U.S. currency by using a systematic investment arrangement. Unless you receive prior approval from ACC, your total amount paid in over the life of the certificate, less withdrawals, cannot exceed $2 million. ACC guarantees your principal and interest.
The certificate may be used as an investment for your Individual Retirement Account (IRA), 401(k) plan account or other qualified retirement plan account. We may waive the minimum investment amount requirement for certain IRAs. If used as an investment for your IRA or plan, the amount of your contribution (investment) will be subject to any limitations of the plan and applicable federal law.
FACE AMOUNT AND PRINCIPAL
The face amount of the certificate is the amount of your initial investment, and will remain the same over the life of the certificate.
The principal is the amount that is reinvested at the beginning of each subsequent 3-month period (the period), and is calculated as follows:
Principal equals	Face amount (initial investment)
plus	At the end of a period, interest credited to your account during the period
minus	Any interest paid to you in cash
plus	Any additional investments
minus	Any withdrawals
For example, assume your initial investment (face amount) of $5,000 has earned $75 of interest during the period. You have not taken any interest as cash, or made any withdrawals. You have invested an additional $2,500 at the beginning of the next period. Your principal for the next period will equal:
	$5,000	Face amount (initial investment)
plus	75	Interest credited to your account
minus	(0)	Interest paid to you in cash
plus	2,500	Additional investment
minus	(0)	Withdrawals
	$7,575	Principal at the beginning of the next period
VALUE AT MATURITY
Your certificate matures 20 years from its issue date. At maturity, you will receive a distribution for the value of your certificate unless you request to reinvest those proceeds into another certificate or investment. This will be the

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total of your actual investment, plus credited interest not paid to you in cash, less any withdrawals. Bank authorizations, such as ACH-In or other systematic arrangements, will automatically be stopped at maturity or full withdrawal.
RECEIVING CASH DURING THE PERIOD
If you need your money, you may withdraw part or all of its value penalty free at any time. Procedures for withdrawing money are described in “How to Invest and Withdraw Funds.”
INTEREST
Your investments earn interest from the date they are credited to your account. Interest is compounded and credited at the end of each certificate month on the monthly anniversary of the issue date. A certificate month is a calendar month, measured from the date of issuance. For example, if you purchase your certificate on the 8th of the month, interest will be credited on the 8th of each following month during the term. If you purchase your certificate on the 31st of the month, interest will be credited on the 31st of each month; however, if the month does not have 31 days, interest is posted to the account on the last day of the month. If you withdraw money during a certificate month, you will earn interest up to the date of the withdrawal on the amount withdrawn.
ACC declares and guarantees a fixed rate of interest for each 3-month period during the life of your certificate. We calculate the amount of interest you earn each certificate month by:
•	applying the interest rate then in effect to your balance each day, and
•	adding these daily amounts to get a monthly total.
Interest is calculated on a 30-day month and 360-day year basis.
RATES FOR NEW PURCHASES
ACC has complete discretion to determine whether to accept an application, sell a certificate, or accept additional payments into a certificate. When your completed application is accepted, and we have received your initial investment, we will provide you a confirmation showing the rate that your investment will earn for the first period. ACC guarantees that when rates for new purchases take effect, the rates will be within a specified range of the Non-Jumbo Deposits National Rates as published by the FDIC. ACC also guarantees that your rate for the initial period will not be less than 0.00%, even if the published range noted falls below 0.00%.

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Investment Amount	Rate For New Purchases
From $50 to $9,999.99	Within a range from 45 basis points (0.45%) above to 145 basis points (1.45%) above the rate published for the Non-Jumbo Deposits National Rate published for 3-month CDs
From $10,000 to $24,999.99	Within a range from 50 basis points (0.50%) above to 150 basis points (1.50%) above the rate published for the Non-Jumbo Deposits National Rate published for 3-month CDs
$25,000 and above	Within a range from 50 basis points (0.50%) above to 150 basis points (1.50%) above the rate published for the Non-Jumbo Deposits National Rate published for 3-month CDs
For example, if the average rate most recently published for the Non-Jumbo Deposits National Rate published for 3-month CDs is 0.72%, our rate in effect for the following week for investment amounts of $10,000 to $24,999.99 would be between 1.22% and 2.22%.
The Non-Jumbo Deposits National Rate is a simple average of rates paid by U.S. depository institutions as calculated by the FDIC. Ameriprise Cash Reserve Certificates are not FDIC insured. Each Monday we will use the Non-Jumbo Deposits National Rates published by the FDIC for establishing the rates starting Wednesday of the following week.
Information on current Non-Jumbo Deposits National Rates can be obtained on the internet at fdic.gov/regulations/resources/rates/index.html.
If the Non-Jumbo Deposits National Rates are no longer publicly available or feasible to use, ACC may use another similar index as a guide for setting rates.
Rates for new purchases are reviewed and may change weekly. The rate you receive will be the higher of:
•	the rate in effect on the date your payment is applied and your account is activated, or
•	the rate in effect seven days before that date,
provided your completed application is accepted by us within 3 business days of the payment received date.
Rates for future terms: Interest on your certificate for future 3-month periods may be greater or less than the rates you receive during the first three months. In setting future interest rates, a primary consideration will be the prevailing investment climate, including the Non-Jumbo Deposits National Rates. Nevertheless, we have complete discretion as to what interest rate is declared beyond the initial 3-month period. If the Non-Jumbo Deposits National Rates are no longer publicly available or feasible to use, ACC may use another similar index as a guide for setting rates. For current rates, visit ameriprise.com/cashrates, consult your financial advisor or call us at the telephone number listed inside the back cover.
PROMOTIONS AND PRICING FLEXIBILITY
ACC may sponsor or participate in promotions involving certificates and their respective terms. For example, we may offer different rates to new clients, to

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existing clients, to Ameriprise Achiever Circle and Achiever Circle Elite clients, or to individuals who have purchased other products or used other services of Ameriprise Financial or its affiliates. Different rates may be restricted to initial terms only.
We also may offer different rates based on the amount invested and/or geographic location and whether the certificate is purchased for an IRA or a qualified retirement account.
These promotions will generally be for a specified period of time. If we offer a promotion, the rates will be set as follows:
Investment Amount	Promotion Rate
From $50 to $9,999	Within a range from 70 basis points (0.70%) above to 170 basis points (1.70%) above the rate published for the Non-Jumbo Deposits National Rate published for 3-month CDs
From $10,000 to $24,999	Within a range from 75 basis points (0.75%) above to 175 basis points (1.75%) above the rate published for the Non-Jumbo Deposits National Rate published for 3-month CDs
$25,000 and above	Within a range from 75 basis points (0.75%) above to 175 basis points (1.75%) above the rate published for the Non-Jumbo Deposits National Rate published for 3-month CDs

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Performance: The following bar chart illustrates Ameriprise Cash Reserve Certificate 3 month yields and the rates for 3-month CDs published by the FDIC for Non-Jumbo Deposits.
This graph compares past yields and should not be considered a prediction of future performance.
How to Invest and Withdraw Funds
BUYING YOUR CERTIFICATE
Your financial advisor will help you fill out and submit an application to open an account with us and purchase a certificate. If you purchase your certificate other than through a financial advisor of Ameriprise Financial Services — for example, through a direct marketing channel — you may be given different purchase instructions. We will process the application at our corporate offices in Minneapolis, Minnesota. When we have accepted your completed application and received your initial investment, we will provide a confirmation of your purchase, indicating your account number and applicable rate of interest for your first term, as described under “Rates for New Purchases.” See “Purchase policies” below.
Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is your Social Security Number, Individual Taxpayer Identification Number, or Employer Identification Number and Foreign TIN (if applicable). See “Taxes on Earnings and Withdrawals.”

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Purchase policies
•	Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day. We reserve the right to change this cut-off time in the future.
•	You have 15 days from the date of purchase to cancel your investment by contacting us at the address or telephone number inside the back cover. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.
•	If you purchase a certificate with a personal check or other non-guaranteed funds, we will wait one business day for the process of converting your check to federal funds (e.g., monies of member banks with the Federal Reserve Bank) before your purchase will be accepted and you begin earning interest. For information on how to avoid this delay, for example by using a certified check, please call us at the telephone number listed inside the back cover.
•	ACC has complete discretion to determine whether to accept an application and sell a certificate.
•	You must maintain a balance of at least $1,000 in your account unless you are using an authorized systematic pay-in or payout arrangement. If you use a scheduled pay-in arrangement, your minimum balance requirement is $50.
•	If your additional investment increases the principal of your certificate so that your certificate’s principal has exceeded a breakpoint for a higher interest rate, the certificate will earn this higher interest rate from the date the additional investment is accepted.
A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See “Retirement Plans: Special Policies.”
ADDITIONAL INVESTMENTS
You may make additional investments at any time. Additional investments can be in any amount starting from $50, but your total investment, less withdrawals, may not exceed $2 million, unless you receive prior approval from ACC to invest more. You will earn interest on additional investments from the date we accept them. ACC will provide a confirmation of additional investments.
If you establish a systematic investment arrangement, you will receive a confirmation when the arrangement is set-up, but you will not receive a confirmation each time we receive a payment.
If you add to a certificate purchased other than through a financial advisor of Ameriprise Financial Services, you may be given different instructions regarding additional investments.
If you make no investments for a period of at least 12 consecutive months and your principal is less than $1,000, we may provide you with a notice of our

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intent to cancel the certificate. After the notice, if an investment is not made within 60 days, your certificate may be canceled and we will send you a check for its full value.
For additional information on Buying, Selling and Transferring Certificates, see page 62.
FULL AND PARTIAL WITHDRAWALS
•	You may withdraw your certificate for its full value or make a partial withdrawal of $100 or more at any time. Only one withdrawal is permitted per day. We reserve the right to change the minimum withdrawal amount in the future. If you purchase this certificate for an IRA, 401(k) or other retirement plan account, early withdrawals or cash payments of interest taken prematurely may be subject to IRS tax and penalty.
•	Complete withdrawal of your certificate is made by giving us proper instructions. To complete these transactions, see “How to Request a Withdrawal or Transfer.”
•	If you take a withdrawal during the certificate month, you will earn interest on the amount withdrawn up to the date of withdrawal.
•	Interest payments in cash may be sent to you at the end of each certificate month, quarter, or on a semiannual or annual basis, if a $1,000 balance is maintained.
•	If a withdrawal reduces your account value to a point where we pay a lower interest rate, you will earn the lower rate from the date of the withdrawal. This rate will be the rate in effect at the beginning of the current 3-month period.
•	Scheduled partial withdrawals may be sent to you monthly, quarterly, semiannually or annually. The minimum scheduled withdrawal amount is $50.
•	You may not make a withdrawal from your certificate if that withdrawal causes your balance to fall below $1,000 unless you are using an authorized systematic investment arrangement or taking systematic payments from your certificate. In these instances, the remaining balance will earn the lower interest rate in effect for balances of less than $1,000.
•	In certain circumstances, at your request, ACC may allow you to receive the proceeds of your redemption “in-kind”, meaning that you receive securities instead of cash.
Other full and partial withdrawal policies
•	If you request a partial or full withdrawal of a certificate recently purchased or added to by a check, ACH or money order that is not guaranteed, we will wait for your payment to clear. Please expect a minimum of 10 calendar days from the date of your payment before the partial or full withdrawal is processed and proceeds are sent to you.

16	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

•	If you request a partial or full withdrawal of the funds that may include at-risk or non-guaranteed funds, we will wait 10 calendar days before completing the request.
•	If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.
•	Any payments to you may be delayed under applicable rules, regulations or orders of the Securities and Exchange Commission (SEC).
CERTIFICATE RATE CHANGES
You can obtain interest rate information at ameriprise.com/cashrates or by checking your account information online at ameriprise.com for the rate that currently applies. Unless you tell us otherwise, your certificate will automatically continue for another 3-month period. The interest rate that will apply to your new period will be the rate in effect on the day the new period begins. This rate of interest will not change during that period unless your certificate’s principal falls below a break point for a lower interest rate or goes above a break point for a higher interest rate.
Your certificate’s interest rate may change every three months.

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Ameriprise Flexible Savings Certificate
About the Certificate
INVESTMENT AMOUNTS AND TERMS
You may purchase the Ameriprise Flexible Savings Certificate in any amount from $1,000, payable in U.S. currency. The seven-month term may require a minimum investment of $10,000 and the 13-month term may require a minimum investment of $1 million. If we offer a promotion, we may require a higher initial amount. Unless you receive prior approval from ACC, your total amount paid in over the life of the certificate, less withdrawals, cannot exceed $2 million.
After determining the amount you wish to invest, you select a term of 3, 6, 7, 9, 12, 13, 18, 24, 30 or 36 months for which ACC will guarantee an interest rate. ACC guarantees your principal and interest. For renewals, generally, you will be able to select any of the terms offered. If your certificate is nearing its 20-year maturity, however, you will not be allowed to select a term that would carry the certificate past its maturity date.
The certificate may be used as an investment for your Individual Retirement Account (IRA), 401(k) plan account or other qualified retirement plan account. If used as an investment for your IRA or plan, the amount of your contribution (investment) will be subject to any limitations of the plan and applicable federal law; however, your investments must still meet the product’s minimum investment requirements.
FACE AMOUNT AND PRINCIPAL
The face amount of the certificate is the amount of your initial investment, and will remain the same over the life of the certificate. Any investment or withdrawal within 15 days after the end of a term will be added on or deducted to determine principal for the new term. A withdrawal at any other time is taken first from interest credited to your investment during the term.
The principal is the amount that is reinvested at the beginning of each subsequent term, and is calculated as follows:
Principal equals	Face amount (initial investment)
plus	At the end of a term, interest credited to your account during the term
minus	Any interest paid to you in cash
plus	Any additional investments
minus	Any withdrawals, fees and applicable penalties
Principal may change during a term as described in “Add-on feature” under “Additional Investments,” and “Full and Partial Withdrawals.”

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For example, assume your initial investment (face amount) of $5,000 has earned $75 of interest during the term. You have not taken any interest as cash, or made any withdrawals. You have invested an additional $2,500 at the beginning of the next term. Your principal for the next term will equal:
	$5,000	Face amount (initial investment)
plus	75	Interest credited to your account
minus	(0)	Interest paid to you in cash
plus	2,500	Additional investment
minus	(0)	Withdrawals
	$7,575	Principal at the beginning of the next term
VALUE AT MATURITY
You may continue to invest for successive terms up to a total of 20 years. Your certificate matures 20 years from its issue date. At maturity, you will receive a distribution for the value of your certificate unless you request to reinvest those proceeds into another certificate or investment. This will be the total of your actual investment, plus credited interest not paid to you in cash, less any withdrawals and withdrawal penalties.
RECEIVING CASH DURING THE TERM
If you need your money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in “How to Invest and Withdraw Funds.”
INTEREST
Your investments earn interest from the date they are credited to your account.  Interest is compounded and credited at the end of each certificate month on the monthly anniversary of the issue date.  A certificate month is a calendar month, measured from the date of issuance.  For example, if you purchase your certificate on the 8th of the month, interest will be credited on the 8th of each following month during the term. If you purchase your certificate on the 31st of the month, interest will be credited on the 31st of each month; however, if the month does not have 31 days, interest is posted to the account on the last day of the month.
ACC declares and guarantees a fixed rate of interest for each term during the life of your certificate. We calculate the amount of interest you earn each certificate month by:
•	applying the interest rate then in effect to your balance each day,
•	adding these daily amounts to get a monthly total, and
•	subtracting interest accrued on any amount you withdraw during the certificate month.
Interest is calculated on a 30-day month and 360-day year basis.

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If you withdraw during a certificate month, you will not earn interest for the month on the amount withdrawn.
RATES FOR NEW PURCHASES
ACC has complete discretion to determine whether to accept an application, sell a certificate, or accept additional payments into a certificate. When your completed application is accepted, and we have received your initial investment, we will provide you a confirmation showing the rate that your investment will earn for the first term. ACC guarantees that when rates for new purchases take effect, the rates will be within a specified range of the Non-Jumbo Deposits National Rates as published by the FDIC. ACC also guarantees that your rate for the initial term will not be less than 0.00%, even if the published range noted falls below 0.00%.
For purchases of certificates for less than $100,000, ACC guarantees that your rate for your initial term will be:
3 months	Within a range from 115 basis points (1.15%) above to 215 basis points (2.15%) above the Non-Jumbo Deposits National Rate published for 3-month CDs.
6 months	Within a range from 110 basis points (1.10%) above to 210 basis points (2.10%) above the Non-Jumbo Deposits National Rate published for 6-month CDs.
9 months	Within a range from 115 basis points (1.15%) above to 215 basis points (2.15%) above the Non-Jumbo Deposits National Rate published for 6-month CDs.
12 months	Within a range from 90 basis points (0.90%) above to 190 basis points (1.90%) above the Non-Jumbo Deposits National Rate published for 12-month CDs.
18 months	Within a range from 90 basis points (0.90%) above to 190 basis points (1.90%) above the Non-Jumbo Deposits National Rate published for 12-month CDs.
24 months	Within a range from 75 basis points (0.75%) above to 175 basis points (1.75%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
30 months	Within a range from 80 basis points (0.80%) above to 180 basis points (1.80%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
36 months	Within a range from 75 basis points (0.75%) above to 175 basis points (1.75%) above the Non-Jumbo Deposits National Rate published for 36-month CDs.
For purchases of certificates for $100,000 or more, ACC guarantees that your rate for your initial term will be:
3 months	Within a range from 120 basis points (1.20%) above to 220 basis points (2.20%) above the Non-Jumbo Deposits National Rate published for 3-month CDs.
6 months	Within a range from 115 basis points (1.15%) above to 215 basis points (2.15%) above the Non-Jumbo Deposits National Rate published for 6-month CDs.
9 months	Within a range from 120 basis points (1.20%) above to 220 basis points (2.20%) above the Non-Jumbo Deposits National Rate published for 6-month CDs.
12 months	Within a range from 95 basis points (0.95%) above to 195 basis points (1.95%) above the Non-Jumbo Deposits National Rate published for 12-month CDs.
18 months	Within a range from 95 basis points (0.95%) above to 195 basis points (1.95%) above the Non-Jumbo Deposits National Rate published for 12-month CDs.

20	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

24 months	Within a range from 80 basis points (0.80%) above to 180 basis points (1.80%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
30 months	Within a range from 85 basis points (0.85%) above to 185 basis points (1.85%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
36 months	Within a range from 80 basis points (0.80%) above to 180 basis points (1.80%) above the Non-Jumbo Deposits National Rate published for 36-month CDs.
For example, if the average rate most recently published for the Non-Jumbo Deposits National Rate for 12-month CDs is 0.66%, our rate in effect for the following week for investment amounts less than $100,000 would be between 1.56% and 2.56% for the 12-month term product.
Please Note:
•	In the case of the 9-month term, because the FDIC does not typically publish a 9-month Non-Jumbo Deposits National Rate, ACC uses a range based on the 6-month Non-Jumbo Deposits National Rate.
•	In the case of the 18-month term, because the FDIC does not typically publish an 18-month Non-Jumbo Deposits National Rate, ACC uses a range based on the 12-month Non-Jumbo Deposits National Rate.
•	Similarly, in the case of the 30-month term, because the FDIC does not typically publish a 30-month Non-Jumbo Deposits National Rate, ACC uses a range based on the 24-month Non-Jumbo Deposits National Rate.
For purchases of certificates for less than $100,000, ACC guarantees that your rate for your initial term will be:
7 months*	Within a range from 110 basis points (1.10%) above to 210 basis points (2.10%) above the Non-Jumbo Deposits National Rate published for 6-month CDs.
11 months	Within a range from 115 basis points (1.15%) above to 215 basis points (2.15%) above the Non-Jumbo Deposits National Rate published for 12-month CDs.
19 months	Within a range from 115 basis points (1.15%) above to 215 basis points (2.15%) above the Non-Jumbo Deposits National Rate published for 12-month CDs.
25 months	Within a range from 100 basis points (1.00%) above to 200 basis points (2.00%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
31 months	Within a range from 105 basis points (1.05%) above to 205 basis points (2.05%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
37 months	Within a range from 100 basis points (1.00%) above to 200 basis points (2.00%) above the Non-Jumbo Deposits National Rate published for 36-month CDs.
*	See section entitled “Investment Amounts and Terms” about minimum investment requirements.
For purchases of certificates for $100,000 or more, ACC guarantees that your rate for your initial term will be:
7 months*	Within a range from 115 basis points (1.15%) above to 215 basis points (2.15%) above the Non-Jumbo Deposits National Rate published for 6-month CDs.
11 months	Within a range from 120 basis points (1.20%) above to 220 basis points (2.20%) above the Non-Jumbo Deposits National Rate published for 12-month CDs.

AMERIPRISE CERTIFICATES – PROSPECTUS – 2019	21

13 months*	Within a range from 110 basis points (1.10%) above to 210 basis points (2.10%) above the Non-Jumbo Deposits National Rate published for 12-month CDs.
19 months	Within a range from 120 basis points (1.20%) above to 220 basis points (2.20%) above the Non-Jumbo Deposits National Rate published for 12-month CDs.
25 months	Within a range from 105 basis points (1.05%) above to 205 basis points (2.05%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
31 months	Within a range from 110 basis points (1.10%) above to 210 basis points (2.10%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
37 months	Within a range from 105 basis points (1.05%) above to 205 basis points (2.05%) above the Non-Jumbo Deposits National Rate published for 36-month CDs.
*	See section entitled “Investment Amounts and Terms” about minimum investment requirements.
ACC may limit the offering of these certificates to persons who have received a coupon as a promotion, based on a business strategy to build relationships with new clients in related market segments or persons who we believe meet threshold requirements for such factors as household income and home values or persons who fit this strategy and live in particular areas of the country or are affiliated with particular organizations.
ACC may also offer different rates or terms to new clients, existing clients, or to individuals who have purchased other products or used other services of Ameriprise Financial or its subsidiaries, and may offer some terms only in selected distribution channels. We also may offer different rates based on your amount invested, your geographic location and whether the certificate is purchased for an IRA or for a qualified retirement account.
The Non-Jumbo Deposits National Rate is a simple average of rates paid by U.S. depository institutions as calculated by the FDIC. Ameriprise Flexible Savings Certificates are not FDIC insured. Each Monday we will use the Non-Jumbo Deposits National Rates published by the FDIC for establishing the rates starting Wednesday of the following week.
Information on current Non-Jumbo Deposits National Rates can be obtained on the internet at fdic.gov/regulations/resources/rates/index.html.
If the Non-Jumbo Deposits National Rates are no longer publicly available or feasible to use, ACC may use another similar index as a guide for setting rates.
Rates for new purchases are reviewed and may change weekly. The rate you receive will be the higher of:
•	the rate in effect on the date your payment is applied and your account is activated, or
•	the rate in effect seven days before that date,
provided your completed application is accepted by us within 3 business days of the payment received date.
Rates for future terms: Interest on your certificate for future terms may be greater or less than the rates you receive during your first term. In setting future

22	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

interest rates, a primary consideration will be the prevailing investment climate, including the Non-Jumbo Deposits National Rates. Nevertheless, we have complete discretion as to what interest rate is declared beyond the initial term. In advance of each term, we will provide you notice of the rate that your certificate will earn for that term. If the Non-Jumbo Deposits National Rates are no longer publicly available or feasible to use, ACC may use another similar index as a guide for setting rates. For current rates, visit ameriprise.com/cashrates, consult your financial advisor or call us at the telephone number listed inside the back cover.
Performance: The following chart illustrates Ameriprise Flexible Savings Certificate one year yields for the period from February 2009 through February 2019, one year yields published for CMT (“Constant Maturity Treasury” rates)* by the U.S. Department of the Treasury for the period from February 2009 through May 2009, and the rates for 12-month CDs published by the FDIC for Non-Jumbo Deposits from May 2009 to February 2019.**
The graph compares past yields and should not be considered a prediction of future performance.
*	From Dec. 3, 2008 through April 27, 2010, the rates for Ameriprise Flexible Savings Certificates were guaranteed to be within a specified range of CMTs.
**	Prior to May 2009, the FDIC did not publish Non-Jumbo Deposits National Rates.

AMERIPRISE CERTIFICATES – PROSPECTUS – 2019	23

PROMOTIONS AND PRICING FLEXIBILITY
ACC may sponsor or participate in promotions involving certificates and their respective terms. For example, we may offer different rates to new clients, to existing clients, to Ameriprise Achiever Circle and Achiever Circle Elite clients, or to individuals who have purchased other products or used other services of Ameriprise Financial or its affiliates.
We also may offer different rates based on the amount invested and/or geographic location and whether the certificate is purchased for an IRA or a qualified retirement account.
These promotions will generally be for a specified period of time. If we offer a promotion, the rates for new purchases will be within the range of rates described under “Rates for New Purchases.”
How to Invest and Withdraw Funds
BUYING YOUR CERTIFICATE
Your financial advisor will help you fill out and submit an application to open an account with us and purchase a certificate. If you purchase your certificate other than through a financial advisor of Ameriprise Financial Services — for example, through a direct marketing channel — you may be given different purchase instructions. We will process the application at our corporate offices in Minneapolis, Minnesota. When we have accepted your completed application and received your initial investment, we will provide a confirmation of your purchase, indicating your account number and applicable rate of interest for your first term, as described under “Rates for New Purchases.” See “Purchase policies” below.
Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is your Social Security Number, Individual Taxpayer Identification Number, or Employer Identification Number and Foreign TIN (if applicable). See “Taxes on Earnings and Withdrawals.”
Purchase policies
•	Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day. We reserve the right to change this cut-off time in the future.
•	You have 15 days from the date of purchase to cancel your investment without penalty by contacting us at the address or telephone number inside the back cover. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.
•	If you purchase a certificate with a personal check or other non-guaranteed funds, we will wait one business day for the process of converting your check

24	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

to federal funds (e.g., monies of member banks with the Federal Reserve Bank) before your purchase will be accepted and you begin earning interest. For information on how to avoid this delay, for example by using a certified check, please call us at the telephone number listed inside the back cover.
•	ACC has complete discretion to determine whether to accept an application and sell a certificate.
•	If your additional investment increases the principal of your certificate so that your certificate’s principal has exceeded a breakpoint for a higher interest rate, the certificate will earn this higher interest rate from the date the additional investment is accepted.
A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See “Retirement Plans: Special Policies.”
ADDITIONAL INVESTMENTS
You may make additional investments during the 15 day period following the date of purchase as well as on the term end date and within 15 calendar days after the end of a term (the grace period). Investments added to your certificate during the grace period will increase the principal balance for purposes of the 25% add-on feature described below and the 10% withdrawal feature described under “Full and Partial Withdrawals.”
Additional investments may be in any amount so long as your total investment, less withdrawals, does not exceed $2 million, unless you receive prior approval from ACC to invest more. You will earn interest on additional investments from the date we accept them. ACC will provide a confirmation of additional investments.
If you establish a systematic investment arrangement, you will receive a confirmation when the arrangement is set-up, but you will not receive a confirmation each time we receive a payment.
If you add to a certificate purchased other than through a financial advisor of Ameriprise Financial Services, you may be given different instructions regarding additional investments.
Add-on feature: You may also add to your certificate during the term. These additional investments may not exceed 25% of the certificate’s principal balance at the end of the grace period. This principal includes the balance at the end of the previous term, plus or minus any deposits or withdrawals during the grace period.
Any add-on or withdrawal during the grace period will change the principal amount used to determine the amount available for the 25% add-on feature.
For example, suppose your original balance is $9,000. During the grace period, you add $1,000. At any time during the current term, you could add up to 25% of principal ($9,000 + $1,000 = $10,000), or $2,500 to your certificate.

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The interest rate for these additional investments is the rate then in effect for your account. If your additional investment increases the principal of your certificate so that your certificate’s principal has exceeded a breakpoint for a higher interest rate, the certificate will earn this higher interest rate from the date the additional investment is accepted.
For additional information on Buying, Selling and Transferring Certificates see page 62.
FULL AND PARTIAL WITHDRAWALS
•	You may withdraw your certificate for its full value or make a partial withdrawal of $100 or more at any time. Only one withdrawal is permitted per day. We reserve the right to change the minimum withdrawal amount in the future. If you purchase this certificate for an IRA, 401(k) or other retirement plan account, early withdrawals or cash payments of interest taken prematurely may be subject to IRS tax and penalty.
•	If you withdraw during a certificate month, you will not earn interest for the month on the amount withdrawn.
•	Complete withdrawal of your certificate is made by giving us proper instructions. To complete these transactions, see “How to Request a Withdrawal or Transfer.”
•	Full and partial withdrawals of principal may be subject to penalties, described below.
•	Interest payments in cash may be sent to you at the end of each certificate month, quarter, or on a semiannual or annual basis.
•	If a withdrawal reduces your account value to a point where we pay a lower interest rate, you will earn the lower rate from the date of the withdrawal.
•	You may not otherwise make a partial withdrawal if it would reduce your certificate balance to less than $1,000. If you request such a withdrawal, we will contact you for revised instructions.
•	Scheduled partial withdrawals may be made monthly, quarterly, semiannually, annually and at term end. Such withdrawals may be subject to penalties, described below.
•	Because we credit interest on your certificate’s monthly anniversary, withdrawals before the end of the certificate month will result in loss of accrued interest on the amount withdrawn. You will get the best result by timing a withdrawal at the end of the certificate month, that is, on an interest crediting date.
•	In certain circumstances, at your request, ACC may allow you to receive the proceeds of your redemption “in-kind,” meaning that you receive securities instead of cash.
Withdrawal penalties
Penalties for early withdrawal: When you request a full or partial withdrawal, we pay the amount you request:

26	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

•	first from interest credited during the current term,
•	then from the principal of your certificate.
Any additional investments or withdrawals during a term are added to or deducted from the principal and are used in determining any withdrawal charges.
For withdrawals during the term of more than the interest credited that term and over 10% of the certificate’s principal, a 2% withdrawal penalty will be deducted from the account’s remaining balance.
For example, assume you invest $20,000 in a certificate and select a two-year term. A little over a year later assume you have earned $600 in interest. The following demonstrates how the withdrawal charge is deducted:
When you withdraw a specific amount of money in excess of the interest credited and the 10% free amount, we would have to withdraw additional funds from your account to cover the withdrawal charge. For instance, suppose you request a $5,000 check. The first $600 paid to you is interest earned that term, the next $2,000 is 10% of principal, and not subject to the withdrawal penalty, and the remaining $2,400 paid to you is principal over the 10% limit. We would send you a check for $5,000 and deduct a withdrawal charge of $48.00 ($2,400 x 2%) from the remaining balance of your certificate account. Your new balance would be $15,552 ($20,600 – $5,048).
Total investments	$20,000
Interest credited	600
Total balance	$20,600

Requested check	$ 5,000
Credited interest withdrawn	(600)
10% of principal — not subject to penalty	(2,000)

Remaining portion of requested withdrawal — subject to penalty	$ 2,400
Withdrawal penalty percent	2%
Actual withdrawal penalty	$ 48

Balance prior to withdrawal	$20,600
Requested withdrawal check	(5,000)
Withdrawal penalty	(48)
Total balance after withdrawal	$15,552
Penalty exceptions: ACC never imposes a penalty for withdrawal of interest. In addition, you may withdraw up to 10% of your principal during the term without being assessed a withdrawal penalty by ACC. The principal available for the 10% no-penalty withdrawal feature is the balance in the certificate at the beginning of the term plus or minus any deposits or withdrawals made during the grace period.
The following example demonstrates how this feature works:

AMERIPRISE CERTIFICATES – PROSPECTUS – 2019	27

Assume your certificate balance is $1,000. During the grace period you add $500, bringing the principal to $1,500.
At any time during the term you could withdraw up to $150 of principal with no penalty assessed by ACC.
Any additional investments or withdrawals following the grace period will not change the principal amount used to determine the amount available for the 10% no-penalty withdrawal feature.
Also the 2% penalty is waived:
•	upon death of the certificate owner up to a maximum of six months after the estate settlement has been processed by ACC.
•	when this certificate is owned by a revocable or irrevocable trust upon death of any grantor of the revocable or irrevocable trust up to a maximum of six months from the date of death.
•	on withdrawals for IRA certificate accounts and for certificate accounts in other qualified plans for your required minimum distributions. See “Retirement Plans: Special Policies.”
Any withdrawals that result in a distribution from your IRA may be subject to income taxation and tax penalties.
Other full and partial withdrawal policies
•	If you request a partial or full withdrawal of a certificate recently purchased or added to by a check, ACH or money order that is not guaranteed, we will wait for your payment to clear. Please expect a minimum of 10 calendar days from the date of your payment before the partial or full withdrawal is processed and proceeds are sent to you.
•	If you request a partial or full withdrawal of the funds that may include at-risk or non-guaranteed funds, we will wait 10 calendar days before completing the request.
•	If your certificate is pledged as collateral, any withdrawal or maturity will be delayed until we get approval from the secured party.
•	Any payments to you may be delayed under applicable rules, regulations or orders of the SEC.
For more information on withdrawal charges, contact your financial advisor or call us at the telephone number inside the back cover.
WHEN YOUR CERTIFICATE TERM ENDS
Shortly before the end of the term you have selected for your certificate, we will provide you with a notice indicating the interest rate that will apply to the certificate for the new term. When your certificate term ends we will automatically renew your certificate for the standard term (3, 6, 9, 12, 18, 24, 30 or 36 month) nearest in length to your initial term. If you have a 7- or 13-month term certificate, we will automatically renew your certificate into a 6- or 12-month term certificate, respectively. If your initial term is equidistant from two

28	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

standard terms, we will automatically renew your certificate to the term with the longest term length that is shorter than your initial term. If you wish to select a different term, you must notify us before the end of the grace period. You will not be allowed to select a term that would carry the certificate past its maturity date.
The interest rates that will apply to your new term will be those in effect on the day the new term begins. We will provide you with a confirmation showing the rate of interest that will apply to the new term you have selected. This rate of interest will not change during that term unless your certificate’s principal falls below a break point for a lower rate or goes above a break point for a higher interest rate.
If you want to withdraw your certificate without a withdrawal charge, you must notify us within 15 calendar days following the end of a term. However, you will lose any interest accrued since the end of the term.
You may also add to your investment within the 15 calendar days following the end of your term. See “Additional Investments” under “How to Invest and Withdraw Funds.” You may also make a withdrawal within the 15 calendar days following the end of your term. See “Full and Partial Withdrawals” under “How to Invest and Withdraw Funds.”
Grace period:
A grace period of 15 calendar days follows the end of a term. If the 15th calendar day falls on a non-business day, the grace period can be extended to the next business day. During the grace period, as well as on the term end date, you may:
•	Select a different term; however, you will not be allowed to select a term that would carry the certificate past its maturity date,
•	Withdraw your certificate without a withdrawal charge, or
•	Add to your investment. See “Additional Investments” under “How to Invest and Withdraw Funds.”

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Ameriprise Step-Up Rate Certificate
About the Certificate
INVESTMENT AMOUNTS AND TERMS
You may purchase the Ameriprise Step-Up Rate Certificate in any amount from $5,000, payable in U.S. currency. Unless you receive prior approval from ACC, your total amount paid in over the life of the certificate, less withdrawals, cannot exceed $2 million.
After determining the amount you wish to invest, you select a term of two, three or four years for which ACC will guarantee an initial interest rate.
•	If you select a two-year or three-year term, you will have one opportunity to step up your rate during the term.
•	If you select a four-year term, you will have two opportunities to step up your rate during the term.
ACC will guarantee each step-up rate for the remainder of the term.
ACC guarantees your principal and interest. For renewals, generally you will be able to select any of the terms offered. If your certificate is nearing its 20-year maturity and your renewing current term would take it past maturity, your term will automatically renew to the longest term that will not exceed the 20-year maturity. You will not be allowed to select a term that would carry the certificate past its maturity date.
The certificate may be used as an investment for your Individual Retirement Account (IRA), 401(k) plan account or other qualified retirement plan account. If so used, the amount of your contribution (investment) will be subject to any limitations of the plan and applicable federal law; however, your investments must still meet the product’s minimum investment requirements.
FACE AMOUNT AND PRINCIPAL
The face amount of the certificate is the amount of your initial investment, and will remain the same over the life of the certificate.
The principal is the amount that is reinvested at the beginning of each subsequent term and is calculated as follows:
Principal equals	Face amount (initial investment)
plus	At the end of a term, interest credited to your account during the term
minus	Any interest paid to you in cash
plus	Any additional investments
minus	Any withdrawals, fees and applicable penalties

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For example, assume your initial investment (face amount) of $5,000 has earned $75 of interest during the term. You have not taken any interest as cash, or made any withdrawals. You have invested an additional $2,500 at the beginning of the next term. Your principal for the next term will equal:
	$5,000	Face amount (initial investment)
plus	75	Interest credited to your account
minus	(0)	Interest paid to you in cash
plus	2,500	Additional investment
minus	(0)	Withdrawals
	$7,575	Principal at the beginning of the next term
VALUE AT MATURITY
You may continue to invest for successive terms up to a total of 20 years. Your certificate is scheduled to mature 20 years from its issue date. However, depending upon the terms chosen during the life of the certificate, it may mature earlier if renewing your certificate would extend the next term past 20 years. At maturity, you will receive a distribution for the value of your certificate unless you request to reinvest those proceeds into another certificate or investment. This will be the total of your actual investments, plus credited interest not paid to you in cash, less any withdrawals and withdrawal penalties.
RECEIVING CASH DURING THE TERM
If you need your money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in “How to Invest and Withdraw Funds.”
INTEREST
Your investments earn interest from the date they are credited to your account. Interest is compounded and credited at the end of each certificate month on the monthly anniversary of the issue date. A certificate month is a calendar month, measured from the date of issuance. For example, if you purchase your certificate on the 8th of the month, interest will be credited on the 8th of each following month during the term. If you purchase your certificate on the 31st of the month, interest will be credited on the 31st of each month; however, if the month does not have 31 days, interest is posted to the account on the last day of the month.
ACC declares and guarantees a fixed rate of interest for each term during the life of your certificate. We calculate the amount of interest you earn each certificate month by:
•	applying the interest rate then in effect to your balance each day, and
•	adding these daily amounts to get a monthly total
Interest is calculated on a 30-day month and 360-day year basis.

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After the grace period, if you withdraw money during a certificate month, you will earn interest up to the date of the withdrawal on the amount withdrawn.
RATES FOR NEW PURCHASES
ACC has complete discretion to determine whether to accept an application, sell a certificate, or accept additional payments into a certificate. When your completed application is accepted, and we have received your initial investment, we will provide you a confirmation showing the rate that your investment will earn for the first term. ACC guarantees that when rates for new purchases take effect, the rates will be within a specified range of the Non-Jumbo Deposits National Rates as published by the FDIC. ACC also guarantees that your rate for the initial term will not be less than 0.00%, even if the published range noted falls below 0.00%.
ACC guarantees that your rate for your initial term will be:
2 years	Within a range from 45 basis points (0.45%) above to 145 basis points (1.45%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
3 years	Within a range from 50 basis points (0.50%) above to 150 basis points (1.50%) above the Non-Jumbo Deposits National Rate published for 36-month CDs.
4 years	Within a range from 45 basis points (0.45%) above to 145 basis points (1.45%) above the Non-Jumbo Deposits National Rate published for 36-month CDs.
ACC may also offer different rates or terms to new clients, existing clients, or to individuals who have purchased other products or used other services of Ameriprise Financial or its subsidiaries, and may offer some terms only in selected distribution channels. We also may offer different rates based on your amount invested, your geographic location and whether the certificate is purchased for an IRA or for a qualified retirement account.
The Non-Jumbo Deposits National Rate is a simple average of rates paid by U.S. depository institutions as calculated by the FDIC. Ameriprise Step-Up Rate Certificates are not FDIC insured. Each Monday we will use the Non-Jumbo Deposits National Rates published by the FDIC for establishing the rates starting Wednesday of the following week.
Information on current Non-Jumbo Deposits National Rates can be obtained on the internet at fdic.gov/regulations/resources/rates/index.html.
If the Non-Jumbo Deposits National Rates are no longer publicly available or feasible to use, ACC may use another similar index as a guide for setting rates.
Rates for new purchases are reviewed and may change weekly. The rate you receive will be the higher of:
•	the rate in effect on the date your payment is applied and your account is activated, or
•	the rate in effect seven days before that date,

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provided your completed application is accepted by us within 3 business days of the payment received date.
Rates for future terms: Interest rates on your certificate for future terms may be greater or less than the rates you receive during your first term. In setting future interest rates, a primary consideration will be the prevailing investment climate, including the Non-Jumbo Deposits National Rates. Nevertheless, we have complete discretion as to what interest rate is declared beyond the initial term. In advance of each term, we will provide you notice of the rate that your certificate will earn for that term. If the Non-Jumbo Deposits National Rates are no longer publicly available or feasible to use, ACC may use another similar index as a guide for setting rates. For current rates, visit ameriprise.com/cashrates, consult your financial advisor or call us at the telephone number listed inside the back cover.
Performance: The following chart illustrates Ameriprise Step-Up Rate Certificate two year yields for the period from May 2015 through February 2019, and the rates for 24-month CDs published by the FDIC for Non-Jumbo Deposits for the same time period. The Ameriprise Step-Up Rate Certificate was launched in May 2015.
The graph compares past yields and should not be considered a prediction of future performance.

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STEP-UP RATES
Your certificate offers the opportunity to “step-up” the rate during the term of your certificate.
•	If you are invested in a two-year or three-year term, you will have one step-up opportunity during the term. If you elect to step up, you will then receive the new interest rate from the time of the step-up until the end of your current term.
•	If you are invested in a four-year term, you will have two step-up opportunities during the term. Your first step-up will be in effect until a second step-up in rate or, if you do not elect a second step-up during the term, until the end of your current term.
The current term length does not change if a step-up election is made. You must contact your advisor or our corporate office to request a step-up in rate.
The rate to which you can step up will be the then-current new purchase rate for the same term as your current certificate term. For example, if you are in a two-year term, you can step up to the then-current new purchase rate for a two-year Step-Up Rate Certificate for the remainder of your term. We will post current new purchase rates at our website (currently Ameriprise.com/cashrates).
You are responsible for choosing whether and when to request a step-up in rate for your certificate during the initial and subsequent terms and communicating your request to your advisor or our corporate office. Please see the inside back cover for contact information. Your new interest rate will be effective on the date the step-up option is elected and communicated to us. If the step-up election is received after business hours, you will receive the interest rate in effect on the next business day. You can also elect a future step-up rate based on rates effective the next Wednesday.
Step-up requests can be made on any business day during the term, meaning you do not have to wait for a rate change or monthly anniversary to elect to step-up.
Rates available for Step-Up – First Term
The range for new purchase rates at the time of your step-up will be governed by the ranges published in the “Rates for new purchases” section of the then-current prospectus for New Purchases of the Step-Up Rate Certificate; however, that range could be different from the range in the prospectus in effect at the time of your initial purchase. Therefore, we guarantee that the rates available for step-up during your first term will be subject to a minimum of:
For the 2 year term: 15 basis points (0.15%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
For the 3 year term: 15 basis points (0.15%) above the Non-Jumbo Deposits National Rate published for 36-month CDs.
For the 4 year term: 10 basis points (0.10%) above the Non-Jumbo Deposits National Rate published for 36-month CDs.

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Rates available for Step-Up – Subsequent Terms
Minimum step-up rates for your second and subsequent terms are not guaranteed to be within the rate ranges for new purchases established in this prospectus; however, the then-current new purchase rates will still serve as the basis for your step-up option during second and subsequent terms and a minimum step-up rate relative to an index will be provided in your term renewal letter.
The following example illustrates how the step-up feature functions for a 2-year term. All rates and ranges are illustrative. Actual ranges relative to the index are described under “Rates for New Purchases.”
	At Purchase	12 months after purchase	18 months after purchase
Non-Jumbo Deposits National Rate for 24-month CDs (NJDNR)	0.50%	1.25% (75 basis points higher than at purchase)	2.00% (150 basis points higher than at purchase)
Minimum rate for Step-up basis	0.40% (10 basis points below the NJDNR)	1.15% (10 basis points below the NJDNR)	1.90% (10 basis points below the NJDNR)
Actual rate for new purchases	0.75%	1.20% (45 basis points higher than at purchase)	2.55% (180 basis points higher than at purchase)
Potential action	Purchase a new 2-year term with a guaranteed rate of 0.75%	Elect to step-up to 1.20% for the remainder of the term (12 months)	Elect to step-up to 2.55% for the remainder of the term (6 months)
This example illustrates how it is possible that the step-up basis (actual rate for new purchases) could increase more or less than the index, but is guaranteed to exceed the minimum step-up basis.
This second example illustrates how it is possible that the Non-Jumbo Deposits National Rate does not increase enough to guarantee a step-up opportunity.
	At Purchase	12 months after purchase	18 months after purchase
Non-Jumbo Deposits National Rate for 24-month CDs (NJDNR)	0.50%	0.65% (15 basis points higher than at purchase)	0.85% (35 basis points higher than at purchase)
Minimum rate for Step-up basis	0.40% (10 basis points below the NJDNR)	0.55% (10 basis points below the NJDNR)	0.75% (10 basis points below the NJDNR)
Actual rate for new purchases	0.75%	0.75% (same as at purchase)	0.75% (same as at purchase)

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	At Purchase	12 months after purchase	18 months after purchase
Potential action	Purchase a new 2-year term with a guaranteed rate of 0.75%	No step-up available (rate unchanged)	No step-up available (rate unchanged)
How to Invest and Withdraw Funds
BUYING YOUR CERTIFICATE
Your financial advisor will help you fill out and submit an application to open an account with us and purchase a certificate. If you purchase your certificate other than through a financial advisor of Ameriprise Financial Services — for example, through a direct marketing channel — you may be given different purchase instructions. We will process the application at our corporate offices in Minneapolis, Minnesota. When we have accepted your completed application and received your initial investment, we will provide you a confirmation of your purchase, indicating your account number and applicable rate of interest for your first term, as described under “Rates for New Purchases.” See “Purchase policies” below.
Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is your Social Security Number, Individual Taxpayer Identification Number, or Employer Identification Number and Foreign TIN (if applicable). See “Taxes on Earnings and Withdrawals.”
Purchase policies
•	Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day. We reserve the right to change this cut-off time in the future.
•	You have 15 days from the date of purchase to cancel your investment without penalty by contacting us at the address or telephone number inside the back cover. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.
•	If you purchase a certificate with a personal check or other non-guaranteed funds, we will wait one business day for the process of converting your check to federal funds (e.g., monies of member banks with the Federal Reserve Bank) before your purchase will be accepted and you begin earning interest. For information on how to avoid this delay, for example by using a certified check, please call us at the telephone number listed inside the back cover.
•	ACC has complete discretion to determine whether to accept an application and sell a certificate or accept additional investments into a certificate.
A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See “Retirement Plans: Special Policies.”

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ADDITIONAL INVESTMENTS
Additional investments are not allowed during a term, except as noted below; you may make additional investments during the 15-day period following date of purchase, as well as on the term end date and within 15 calendar days after the end of a term (the grace period). Investments added to your certificate during the grace period will increase the principal balance for purposes of the 10% withdrawal feature described under “Full and Partial Withdrawals.”
Additional investments may be in any amount so long as your total investment, less withdrawals, does not exceed $2 million, unless you receive prior approval from ACC to invest more. You will earn interest on additional investments from the date we accept them. ACC will provide you with a confirmation of additional investments.
If you add to a certificate purchased other than through a financial advisor of Ameriprise Financial Services, you may be given different instructions regarding additional investments.
The interest rate for these additional investments is the rate then in effect for your account.
For additional information on Buying, Selling and Transferring Certificates, see page 62.
FULL AND PARTIAL WITHDRAWALS
•	You may withdraw your certificate for its full value or make a partial withdrawal of $100 or more at any time. Only one withdrawal is permitted per day. We reserve the right to change the minimum withdrawal amount in the future. If you purchase this certificate for an IRA, 401(k) or other retirement plan account, early withdrawals or cash payments of interest taken prematurely may be subject to IRS tax and penalty.
•	If you withdraw during a certificate month, you will earn interest for the month on the amount withdrawn up to the date of the withdrawal unless the redemption occurs during the end of the term grace period.
•	Complete withdrawal of your certificate is made by giving us proper instructions. To complete these transactions, see “How to Request a Withdrawal or Transfer.”
•	Full and partial withdrawals of principal may be subject to penalties, described below.
•	Interest payments in cash may be sent to you at the end of each certificate month, quarter, or on a semiannual or annual basis.
•	You may not otherwise make a partial withdrawal if it would reduce your certificate balance to less than $5,000. If you request such a withdrawal, we will contact you for revised instructions.

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•	Scheduled partial withdrawals may be made monthly, quarterly, semiannually, annually and at term end. Such withdrawals may be subject to penalties, described below.
•	Withdrawals made during the grace period or on the term end date are not subject to a withdrawal charge. If you decide to withdraw your certificate, partially or in full, within this grace period, you will not earn any interest on the amount withdrawn.
•	In certain circumstances, at your request, ACC may allow you to receive the proceeds of your redemption “in-kind,” meaning that you receive securities instead of cash.
Withdrawal penalties
Penalties for early withdrawal: When you request a full or partial withdrawal, we pay the amount you request:
•	first from interest accrued then from interest credited during the current term,
•	then from the principal of your certificate.
Any withdrawals during a term are deducted from the principal and are used in determining any withdrawal charges.
For withdrawals during the term of more than the interest accrued and credited for that term and over 10% of the certificate’s principal, a 2% withdrawal penalty will be deducted from the account’s remaining balance.
For example, assume you invest $20,000 in a certificate and select a two-year term. A little over a year later assume you have earned $150 in interest. The following demonstrates how the withdrawal charge is deducted:
When you withdraw a specific amount of money in excess of the interest and 10% free amount, we would have to withdraw additional funds from your account to cover the withdrawal charge. For instance, suppose you request a $5,000 check. The first $150 paid to you is interest accrued and credited that term, the next $2,000 is 10% of principal, and not subject to the withdrawal penalty, and the remaining $2,850 paid to you is principal over the 10% limit. We would send you a check for $5,000 and deduct a withdrawal charge of $57.00 ($2,850 x 2%) from the remaining balance of your certificate account. Your new balance would be $15,093 ($20,150 – $5,057).
Total investments	$20,000
Interest earned	150
Total balance	$20,150

Requested check	$ 5,000
Earned interest withdrawn	(150)
10% of principal — not subject to penalty	(2,000)

Remaining portion of requested withdrawal — subject to penalty	$ 2,850
Withdrawal penalty percent	2%

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Actual withdrawal penalty	$ 57

Balance prior to withdrawal	$20,150
Requested withdrawal check	(5,000)
Withdrawal penalty	(57)
Total balance after withdrawal	$15,093
Penalty exceptions: ACC never imposes a penalty for withdrawal of interest. In addition, you may withdraw up to 10% of your principal during the term without being assessed a withdrawal penalty by ACC. The principal available for the 10% no-penalty withdrawal feature is the balance in the certificate at the beginning of the term plus or minus any deposits or withdrawals made during the grace period.
The following example demonstrates how this feature works:
•	Assume your certificate balance is $6,000. During the grace period you add $500, bringing the principal to $6,500.
•	At any time during the term you could withdraw up to $650 of principal with no penalty assessed by ACC.
Any withdrawals following the grace period will not change the principal amount used to determine the amount available for the 10% no-penalty withdrawal feature.
Also, the 2% penalty is waived:
•	upon death of the certificate owner up to a maximum of six months after the estate settlement has been processed by ACC.
•	when this certificate is owned by a revocable or irrevocable trust upon death of any grantor of the revocable or irrevocable trust up to a maximum of six months from the date of death.
•	on withdrawals for IRA certificate accounts and for certificate accounts in other qualified plans for your required minimum distributions. See “Retirement Plans: Special Policies.”
Any withdrawals that result in a distribution from your IRA may be subject to income taxation and tax penalties.
Other full and partial withdrawal policies
•	If you request a partial or full withdrawal of a certificate recently purchased or added to by a check, ACH or money order that is not guaranteed, we will wait for your payment to clear. Please expect a minimum of 10 calendar days from the date of your payment before the partial or full withdrawal is processed and proceeds are sent to you.
•	If you request a partial or full withdrawal of the funds that may include at-risk or non-guaranteed funds, we will wait 10 calendar days before completing the request.
•	If your certificate is pledged as collateral, any withdrawal or maturity will be delayed until we get approval from the secured party.

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•	Any payments to you may be delayed under applicable rules, regulations or orders of the SEC.
For more information on withdrawal charges, contact your financial advisor or call us at the telephone number inside the back cover.
WHEN YOUR CERTIFICATE TERM ENDS
Shortly before the end of the term you have selected for your certificate, we will provide you a notice indicating the interest rate that will apply to the certificate for the new term. When your certificate term ends we will automatically renew your certificate for the same term length. However, if your certificate is nearing its 20-year maturity, your term will automatically renew to the longest term available that will not exceed the 20-year maturity. You may select a different term prior to the end of the grace period but you will not be allowed to select a term that would carry the certificate past its maturity date.
The interest rates that will apply to your new term will be those in effect on the day the new term begins. We will provide you a confirmation showing the rate of interest that will apply to the new term you have selected. This rate of interest will not change during that term unless you utilize the step-up option to increase your rate for the remainder of your term.
Grace period:
A grace period of 15 calendar days follows the end of a term. If the 15th calendar day falls on a non-business day, the grace period can be extended to the next business day. During the grace period, as well as on the term end date, you may:
•	Select a different term; however, you will not be allowed to select a term that would carry the certificate past its maturity date,
•	Withdraw your certificate without a withdrawal charge, or
•	Add to your investment. See “Additional Investments” under “How to Invest and Withdraw Funds.”

40	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

Ameriprise Stock Market Certificate
About the Certificate
INVESTMENT AMOUNTS
You may purchase the Ameriprise Stock Market Certificate in any amount from $1,000 through $2 million, payable in U.S. currency, unless you receive prior approval from ACC to invest more. You may also make additional lump-sum investments in any amount at the end of any term as long as your total investment, less withdrawals, does not exceed $2 million.
The certificate may be used as an investment for your Individual Retirement Account (IRA), 401(k) plan account or other qualified retirement plan account. If used as an investment for your IRA or plan, the amount of your contribution (investment) will be subject to any limitations of the plan and applicable federal law; however, your investments must still meet the product’s minimum investment requirements.
FACE AMOUNT AND PRINCIPAL
The face amount of your certificate is the amount of your initial investment, and will remain the same over the life of the certificate. Your principal is the value of your certificate at the beginning of each subsequent term. ACC guarantees your principal. It consists of the amount you initially invest plus interest credited to your account and any additional investment you make less withdrawals, penalties and any interest paid to you in cash.
For example, assume your initial investment (face amount) of $10,000 has earned a return of 1.00%. ACC credits interest to your account at the end of the term. You have not taken any interest as cash, or made any withdrawals. You have invested an additional $2,500 prior to the beginning of the next term. Your principal for the next term will equal:
	$10,000	Face amount (initial investment)
plus	100	Interest credited to your account at the end of the term
plus	5	Interim interest (See “Interim interest” under “Interest”)
minus	(0)	Interest paid to you in cash
plus	2,500	Additional investment
minus	(0)	Withdrawals and applicable penalties
	$12,605	Principal at the beginning of the next term
CERTIFICATE TERM
The Ameriprise Stock Market Certificate is offered in three distinct term lengths:
Ameriprise Stock Market Certificate – 1 Year (52 weeks)
Ameriprise Stock Market Certificate – 2 Year (104 weeks)
Ameriprise Stock Market Certificate – 3 Year (156 weeks)

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Each term has specific maturity rules and renewal options.
1 Year Term
Your first certificate term is a 52-week period. It begins on the Wednesday after ACC accepts your completed application and receives your initial investment and ends the Tuesday 52 weeks later. ACC has complete discretion to determine whether to accept an application, sell a certificate or accept additional payments into a certificate. For example, if ACC accepts your application and receives your initial investment on a Wednesday, your first term would begin the next Wednesday. Your certificate will earn interest at the interim interest rate then in effect until the term begins. See “Interim interest” under “Interest.” It will not be eligible to earn participation interest until the term begins.
If you choose to continue to receive participation interest, subsequent terms are 52-week periods that begin on the Wednesday following the interim period (see “Interim Period”) at the end of the prior 52-week term. You may begin your next term on any Wednesday during the interim period by providing prior written instructions to ACC. If you choose the fixed interest option, subsequent terms will be up to 52 weeks as described in “Fixed interest” under “Interest” below. To request a fixed interest option, please contact your financial advisor or call us at the telephone number listed inside the back cover prior to the start date of your next term. Participation terms are always 52 weeks. See “Full and Partial Withdrawals” for information about withdrawal penalties that may apply.
2 Year Term
Your first certificate term is a 104-week period. It begins on the Wednesday after ACC accepts your completed application and receives your initial investment and ends the Tuesday 104 weeks later. ACC has complete discretion to determine whether to accept an application, sell a certificate or accept additional payments into a certificate. For example, if ACC accepts your application and receives your initial investment on a Wednesday, your first term would begin the next Wednesday. Your certificate will earn interest at the interim interest rate then in effect until the term begins. See “Interim interest” under “Interest.” It will not be eligible to earn participation interest until the term begins.
If you choose to continue to receive participation interest, subsequent terms are 104-week periods that begin on the Wednesday following the interim period at the end of the prior 104-week term. You may begin your next term on any Wednesday during the interim period by providing prior written instructions to ACC. If you choose the fixed interest option, subsequent terms will be up to 52 weeks as described in “Fixed interest” under “Interest” below. To request a fixed interest option, please contact your financial advisor or call us at the telephone number listed inside the back cover prior to the start date of your next term. Participation terms are always 104 weeks. See “Full and Partial Withdrawals” for information about withdrawal penalties that may apply.
3 Year Term

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Your first certificate term is a 156-week period. It begins on the Wednesday after ACC accepts your completed application and receives your initial investment and ends the Tuesday 156 weeks later. ACC has complete discretion to determine whether to accept an application, sell a certificate or accept additional payments into a certificate. For example, if ACC accepts your application and receives your initial investment on a Wednesday, your first term would begin the next Wednesday. Your certificate will earn interest at the interim interest rate then in effect until the term begins. See “Interim interest” under “Interest.” It will not be eligible to earn participation interest until the term begins.
If you choose to continue to receive participation interest, subsequent terms are 156-week periods that begin on the Wednesday following the interim period at the end of the prior 156-week term. You may begin your next term on any Wednesday during the interim period by providing prior written instructions to ACC. If you choose the fixed interest option, subsequent terms will be up to 52 weeks as described in “Fixed interest” under “Interest” below. To request a fixed interest option, please contact your financial advisor or call us at the telephone number listed inside the back cover prior to the start date of your next term. Participation terms are always 156 weeks. See “Full and Partial Withdrawals” for information about withdrawal penalties that may apply.”
RECEIVING CASH DURING THE TERM
If you need your money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in “How to Invest and Withdraw Funds.”
INTEREST
You choose from two types of participation interest for your first term: 1) full participation, or 2) partial participation together with minimum interest. Interest earned under both of these options has an upper limit which is the maximum total return explained below. After your first term, you may choose full or partial participation; or not to participate in any market movement and receive a fixed rate of interest.
Your participation earnings are tied to the movement of the S&P 500 Index. They will be based on any increase in this Index as measured on the beginning and ending date of each term. Of course, if the Index is not higher on the last day of your term than it was on the first day, your principal will be secure but you will earn no participation interest.
How the Index has performed in the past does not indicate how the stock market or the certificate will perform in the future. There is no assurance that certificate owners will receive interest on their accounts beyond any minimum interest or fixed interest selected. The Index could decline.
Full participation interest: With this option:

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•	you participate 100% in any percentage increase in the S&P 500 Index up to the maximum return. For the maximum return in effect on the date of this prospectus, see “Initial Interest and Participation Rates for Ameriprise Stock Market Certificate” at the front of this prospectus;
•	you earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term; and
•	your return is linked to stock market performance.
The S&P 500 Index is frequently used to measure the relative performance of the stock market. For a more detailed discussion of the S&P 500 Index, see “About the S&P 500 Index” below.
Partial participation and minimum interest: This option allows you to participate in a portion (market participation percentage) of any increase in the S&P 500 Index and also receive a rate of interest guaranteed by ACC in advance for each term (minimum interest). Your return consists of two parts:
•	a percentage of any increase in the S&P 500 Index, and
•	a rate of interest guaranteed by ACC in advance for each term.
Together, they cannot exceed the maximum return. For the maximum return, the market participation rate and the minimum participation rate in effect on the date of this prospectus, see “Initial Interest and Participation Rates for Ameriprise Stock Market Certificate.”
Fixed interest: After your first term, this fixed interest option allows you to stop participating in the market entirely for some period of time. A fixed interest term is 52 weeks unless you choose to start a new participation term before your 52-week term ends. You may choose to receive a fixed rate of interest for any term after the first term. During the term when you are receiving fixed interest, you can change from your fixed interest selection to again participate in the market. If you make the change from fixed interest to participation interest, your next term would begin on the Wednesday following our receipt of notice of your new selection. In this way, you may have a term (during which you would earn fixed interest) that is less than 52 weeks. You may not change from participation interest to fixed interest during a term.
Maximum return: This is the cap, or upper limit, on your return on the amount invested in each participation term, regardless of whether you choose full or partial participation. Your total return, including both participation interest and minimum interest for a term for which you have chosen partial participation will be limited to this maximum return percentage. For the maximum return in effect on the date of this prospectus, see “Initial Interest and Participation Rates for Ameriprise Stock Market Certificate.”
Determining the S&P 500 Index value: The stock market closes at 3 p.m. Central time. The S&P 500 Index value is available at approximately 4:30 p.m. Central time. This is the value we currently use to determine participation interest. Occasionally, Standard & Poor’s (S&P) makes minor adjustments to the

44	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

closing value after 4:30 p.m., and the value we use may not be exactly the one that is published the next business day.
In the future, we may use a later time cut-off if it becomes feasible to do so. If the stock market is not open or the S&P 500 Index is unavailable as of the first or last day of your term, the preceding business day for which a value is available will be used instead. Each Tuesday’s closing value of the S&P 500 Index is used for establishing the term start and the term end values each week.
Interim interest: When we accept your completed application and initial payment, we pay interest to your account for the time before your first term begins. We also pay interest for the interim period (interim interest) between terms unless you write or call to ask us to begin your next term earlier. You may withdraw this interest in cash at any time before it becomes part of your certificate’s principal without a withdrawal penalty. If it is not withdrawn, the interest will become part of your certificate’s principal at the start of the next succeeding term. For example, the interest you earn between the end of the first and the beginning of the second term will become part of the principal at the start of your third term. Interim interest rates for the time before your first term begins will be within a specified range of the Non-Jumbo Deposits National Rates that are published by the FDIC. This rate will be within a range between 55 basis points (0.55%) below to 45 basis points (0.45%) above the published Non-Jumbo Deposits National Rate for 6-month CDs. However, interim interest rate will never be less than 0.00%, even if the published range falls below 0.00%. For current rates, go to ameriprise.com/cashrates.
The Non-Jumbo Deposits National Rate is a simple average of rates paid by U.S. depository institutions as calculated by the FDIC. Ameriprise Stock Market Certificates are not FDIC insured. Each Monday we will use the Non-Jumbo Deposits National Rates published by the FDIC for establishing the rates starting Wednesday of the following week.
Information on current Non-Jumbo Deposits National Rates can be obtained on the internet at fdic.gov/regulations/resources/rates/index.html.
If the Non-Jumbo Deposits National Rates are no longer publicly available or feasible to use, ACC may use another similar index as a guide for setting rates.
Earning interest: ACC calculates, credits and compounds participation interest at the end of your certificate term. Minimum interest accrues daily and is credited and compounded at the end of your certificate term. Fixed interest accrues daily and is credited and compounded at the end of your certificate term. Both minimum and fixed interest are calculated on a 30-day month and 360-day year basis. Interim interest accrues daily throughout the interim period and is credited at the end of your term immediately following the period in which interim interest is earned.
Rates for future periods: After the initial term, the maximum return, market participation percentage or minimum interest rate on your certificate may be

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greater or less than those shown at the beginning of this prospectus. We review rates weekly, and have complete discretion to decide what interest rate will be declared.
To find out what your certificate’s new maximum return, market participation percentage and minimum interest rate will be for your next term, you can go to ameriprise.com/cashrates, consult your financial advisor, or call us at the telephone number listed inside the back cover, or refer to the renewal letter provided to you.
This certificate may be available through other distributors or selling agents with different interest rates or related features and consequently with different returns. You may obtain information about other such distributors or selling agents by calling us at the telephone number listed inside the back cover.
VALUE AT MATURITY
1 Year Term
Your certificate matures after 15 terms. At maturity you will receive a distribution for the value of your certificate. Fixed interest terms may be less than 52 weeks if you change to participation before the end of the 52-week period. At maturity, the value of your certificate will be the total of your actual investments, plus credited interest not paid to you in cash, less any withdrawals and withdrawal penalties.
2 Year Term
Your certificate matures after 7 terms. At maturity you will receive a distribution for the value of your certificate. Fixed interest terms may be less than 52 weeks if you change to participation before the end of the 52-week period. At maturity, the value of your certificate will be the total of your actual investments, plus credited interest not paid to you in cash, less any withdrawals and withdrawal penalties.
3 Year Term
Your certificate matures after 5 terms. At maturity you will receive a distribution for the value of your certificate. Fixed interest terms may be less than 52 weeks if you change to participation before the end of the 52-week period. At maturity, the value of your certificate will be the total of your actual investments, plus credited interest not paid to you in cash, less any withdrawals and withdrawal penalties.
PROMOTIONS AND PRICING FLEXIBILITY
ACC may sponsor or participate in promotions involving certificates and their respective terms. For example, we may offer different rates to new clients, to existing clients, or to individuals who have purchased other products or used other services of Ameriprise Financial or its affiliates.

46	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

We also may offer different rates based on the amount invested and/or geographic location and whether the certificate is purchased for an IRA or a qualified retirement account.
These promotions will generally be for a specified period of time. If we offer a promotion, rates will be stated in a supplement to this prospectus.
HISTORICAL DATA ON THE S&P 500 INDEX
The following chart illustrates monthly closing values of the Index from February 2009 through February 2019. The values of the S&P 500 Index are reprinted with the permission of S&P.
The chart below shows the historical performance of the S&P 500 Index for selected periods.
S&P 500 Index Average Annual Return
Beginning date Feb.	Period held in years	Average annual return
2009	10	13.71%
2014	5	8.65%
2018	1	1.81%

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The next chart illustrates how frequently the actual 52-week return of the Ameriprise Stock Market Certificate at full and partial participation has fallen into various ranges relative to the minimum and maximum returns.
Based on 631 full 52-week terms from 1/30/07 through 2/26/19. Returns on the Full Participation option based on 100% market participation up to the maximum cap. Returns on the Partial Participation option are based on the guaranteed minimum return plus 25% of market participation up to the maximum return (cap). Maximum returns (caps) ranged from 1.25% to 7.00%. Guaranteed minimum returns ranged from 0.20% to 2.00%.
The charts above illustrate past returns and should not be considered a prediction of future performance. Your return for any term will not exceed the maximum return (cap) established at the start of the term.
CALCULATION OF RETURN
The increase or decrease in the S&P 500 Index, as well as the actual return paid to you, is calculated as follows:
Rate of return on S&P 500 Index
Term ending value of S&P 500 Index	minus
Term beginning value of S&P 500 Index	divided by
Term beginning value of S&P 500 Index	equals
Rate of return on S&P 500 Index
The actual return paid to you will depend on your interest participation selection.
For example, assume:
Term ending value of S&P 500 Index	1842

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Term beginning value of S&P 500 Index	1800
Maximum return	3%
Minimum return	0.50%
Partial participation rate	25%

	1842	Term ending value of S&P 500 Index
minus	1800	Term beginning value of S&P 500 Index
equals	42	Difference between beginning and ending values

	42	Difference between beginning and ending values
divided by	1800	Term beginning value of S&P 500 Index
equals	2.33%	Percent increase — full participation return

	2.33%	Percent increase or decrease
times	25%	Partial participation rate
equals	0.58%
plus	0.50%	Minimum interest rate
equals	1.08%	Partial participation return
In both cases in the example, the return would be less than the 3% maximum.
The above example applies whether the term length is 52, 104 or 156 weeks. The return and cap are always based on the beginning S&P 500 Index value and ending value, regardless of timeframe.
Examples
To help you understand how this certificate works, here are some hypothetical examples. The following are four different examples of market scenarios and how they affect the certificate’s return. Assume for all examples that:
•	you purchased the certificate with a $10,000 original investment,
•	the partial participation rate is 25%,
•	the minimum interest rate for partial participation is 0.50%,
•	the maximum total return for full and partial participation is 3%.
1. If the S&P 500 Index value rises
Week 1/Wed S&P 500 Index 1,000		2% increase in the S&P 500 Index	Week 52/Tues S&P 500 Index 1,020
Full participation interest			Partial participation interest and minimum interest
$10,000	Original investment		$10,000	Original investment
+ 200	2% x $10,000		+ 50	0.50% (Minimum interest rate) x $10,000
	Participation interest		+ 50	25% x 2% x $10,000 Participation interest
$10,200	Ending balance		$10,100	Ending balance
	(2% Total return)			(1.00% Total return)

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2. If the S&P 500 Index value falls
Week 1/Wed S&P 500 Index 1,000		4% decrease in the S&P 500 Index	Week 52/Tues S&P 500 Index 960
Full participation interest			Partial participation interest and minimum interest
$10,000	Original investment		$10,000	Original investment
+ 0	Participation interest		+ 50	0.50% (Minimum interest rate) x $10,000
			+ 0	Participation interest
$10,000	Ending balance		$10,050	Ending balance
	(0% Total return)			(0.50% Total return)
3. If the S&P 500 Index value rises above the maximum return for full participation
Week 1/Wed S&P 500 Index 1,000		8% increase in the S&P 500 Index	Week 52/Tues S&P 500 Index 1,080
Full participation interest			Partial participation interest and minimum interest
$10,000	Original investment		$10,000	Original investment
+ 300	3% x $10,000		+ 50	0.50% (Minimum interest rate) x $10,000
	Maximum interest		+ 200	25% x 8% x $10,000 Participation interest
$10,300	Ending balance		$10,250	Ending balance
	(3% Total return)			(2.50% Total return)
4. If the S&P 500 Index value rises above the maximum return for partial participation
Week 1/Wed S&P 500 Index 1,000		20% increase in the S&P 500 Index	Week 52/Tues S&P 500 Index 1,200
Full participation interest			Partial participation interest and minimum interest
$10,000	Original investment		$10,000	Original investment
+ 300	3% x $10,000		+ 50	0.50% (Minimum interest rate) x $10,000
	Maximum interest		+ 250	25% x 20% = 5.0%; capped at
(3%-0.50%) x $10,000 Participation interest
$10,300	Ending balance		$10,300	Ending balance
	(3% Total return)			(3% Total return)
It is important to note that your return is determined on a “point-to-point” basis. If the index is higher in the middle of the term than at the end of the term, the ending index value determines your return, not the highest point reached:
For example, on a 3 year (156 week) term, assume:
Investment amount	$10,000
Maximum return	8%
Minimum return	0.50%
Partial participation rate	25%

Week 1/Wed S&P 500 Index 1,000		Week 52/Wed S&P 500 Index 1,100	Week 156/Tues S&P 500 Index 1,070
7% increase in the S&P 500 Index
Full participation interest			Partial participation interest
$10,000	Original investment		$10,000	Original investment
+ 700	7% x $10,000		+ 50	0.50% (Minimum interest rate) x $10,000
	Participation interest		+ 175	25% x 7% x $10,000 Participation interest
$10,700	Ending balance		$10,225	Ending balance
	(7% Total return)			(2.25% Total return)

50	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

ABOUT THE S&P 500 INDEX
The description in this prospectus of the S&P 500 Index including its make-up, method of calculation and changes in its components is derived from publicly available information regarding the S&P 500 Index. ACC does not assume any responsibility for the accuracy or completeness of such information.
The S&P 500 Index is composed of 500 common stocks, most of which are listed on the New York Stock Exchange. The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock movement. S&P chooses the 500 stocks to be included in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the U.S. common stock population. Changes in the S&P 500 Index are reported daily in the financial pages of many major newspapers. The index used for the Ameriprise Stock Market Certificate excludes dividends on the 500 stocks.
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P Global Inc. and have been licensed for use by ACC. The certificate is not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the certificate or any member of the public regarding the advisability of investing in securities generally or in the certificate particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to ACC is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to ACC or the certificate. S&P has no obligation to take the needs of ACC or the owners of the certificate into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the certificate to be issued or in the determination or calculation of the equation by which the certificate is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the certificate.
S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to the results to be obtained by ACC, owners of the certificate, or any person or entity from the use of the S&P 500 Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P 500 Index or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.
If for any reason the S&P 500 Index were to become unavailable or not reasonably feasible to use, ACC would use a comparable stock market index for

AMERIPRISE CERTIFICATES – PROSPECTUS – 2019	51

determining participation interest. If this were to occur, we would provide you a notice by a practical means such as correspondence (which may be electronic if you and we have so agreed) or a quarterly account statement. The notice would indicate the comparable index and give you the option to withdraw your principal without an early withdrawal penalty. If you chose early withdrawal, you would lose any interest accrued during the term.
How to Invest and Withdraw Funds
BUYING YOUR CERTIFICATE
Your financial advisor will help you fill out and submit an application to open an account with us and purchase a certificate. If you purchase your certificate other than through a financial advisor of Ameriprise Financial Services — for example, through a direct marketing channel — you may be given different purchase instructions. We will process the application at our corporate offices in Minneapolis, Minnesota. When we have accepted your application and received your initial investment, we will provide you a confirmation showing the acceptance date, the date your term begins and the interest selection you have made detailing your market participation percentage and, if applicable, the minimum interest rate for your first term. After your term begins, we will provide you notice of the value of the S&P 500 Index on the day your term began. The rates in effect on the date we accept your application are the rates that apply to your certificate. See “Purchase policies” below.
Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is your Social Security Number, Individual Taxpayer Identification Number or Employer Identification Number and Foreign TIN (if applicable). See “Taxes on Earnings and Withdrawals.”
Purchase policies
•	Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day. We reserve the right to change the cut-off time in the future.
•	If you purchase a certificate with a personal check or other non-guaranteed funds, we will wait one day for the process of converting your check to federal funds (e.g., monies of member banks within the Federal Reserve Bank) before your purchase will be accepted and you begin earning interest. For information on how to avoid this delay, for example by using a certified check, please call us at the telephone number listed inside the back cover.
•	ACC has complete discretion to determine whether to accept an application and sell a certificate.
A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See “Retirement Plans: Special Policies.”

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For additional information on Buying, Selling and Transferring Certificates see page 62.
FULL AND PARTIAL WITHDRAWALS
You may withdraw your certificate for its full value or make a partial withdrawal of $100 or more at any time. Only one withdrawal is permitted per day. We reserve the right to change the minimum withdrawal amount in the future. If you purchase this certificate for an IRA, 401(k), or other retirement plan account, early withdrawals or cash payments of interest taken prematurely may be subject to IRS tax and penalty.
•	You can withdraw the full value of your certificate net any applicable penalties, by giving us proper instructions. To complete these transactions, see “How to Request a Withdrawal or Transfer.”
•	Full and partial withdrawals of principal during a term may be subject to penalties, described below.
•	You may not make a partial withdrawal if it would reduce your certificate balance to less than $1,000. If you request such a withdrawal, we will contact you for revised instructions.
•	In certain circumstances, at your request, ACC may allow you to receive the proceeds of your redemption “in-kind,” meaning that you receive securities instead of cash.
Penalties for withdrawal during a term: If you withdraw money during a term, you will pay a penalty of 2% of the principal withdrawn. This penalty will be taken from the remaining balance, not the amount withdrawn unless withdrawals of the penalty would cause your balance to be less than $1,000 in which case the penalty will be deducted from the amount withdrawn.
The 2% penalty is waived:
•	upon death of the certificate owner up to a maximum of six months after the estate settlement has been processed by ACC.
•	when this certificate is owned by a revocable or irrevocable trust upon death of any grantor of the revocable or irrevocable trust up to a maximum of six months from the date of death.
•	on withdrawals for IRA certificate accounts and for certificate accounts in other qualified plans for your required minimum distributions. See “Retirement Plans: Special Policies.”
Any withdrawals that result in a distribution from your IRA may be subject to income taxation and tax penalties.
When you request a full or partial withdrawal during a term, we pay you from the principal of your certificate.
Loss of interest: If you make a withdrawal at any time other than at the end of the term, you will lose any interest accrued on the withdrawal amount since we credit minimum and participation interest only at the end of a term. This means

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that no market based rate or minimum interest will be paid on amounts withdrawn. However, we will pay accrued fixed and interim interest to the date of the withdrawal.
Following are examples describing a $2,000 withdrawal during a term for participation and fixed interest (You will forfeit any accrued interest on the withdrawal amount.)
Participation interest
Account balance	$10,000
Interest (interest is credited at the end of the term)	0
Withdrawal of principal	(2,000)
2% withdrawal penalty	(40)
Balance after withdrawal	$ 7,960
You will receive accrued fixed interest.
Fixed interest
Account balance	$10,000
Interest accrued to date	100
Withdrawal of accrued interest	(100)
Withdrawal of principal	(1,900)
2% withdrawal penalty (on $1,900 principal withdrawn)	(38)
Balance after withdrawal	$ 8,062
Retirement plans: In addition, you may be subject to IRS penalties for early withdrawals if your certificate is in an IRA, 401(k) or other qualified retirement plan account.
Other full and partial withdrawal policies
•	If you request a partial or full withdrawal of a certificate recently purchased or added to by a check, ACH or money order that is not guaranteed, we will wait for your payment to clear. Please expect a minimum of 10 calendar days from the date of your payment before the partial or full withdrawal is processed and proceeds are sent to you.
•	If you request a partial or full withdrawal of the funds that may include at-risk or non-guaranteed funds, we will wait 10 calendar days before completing the request.
•	If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.
•	Any payments to you may be delayed under applicable rules, regulations or orders of the SEC.
OPPORTUNITIES AT THE END OF A TERM
Interim period: When your certificate term ends, you have 1, 7 or 14 days before a new term automatically begins. Your interim period is always 14 days unless you select a 1- or 7-day interim period. You can revert back to a 14-day

54	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

interim period at any time, but the change will affect future terms, including future interim periods. During this interim period you can:
•	change your interest selection,
•	add money to your certificate,
•	change your term start date,
•	withdraw part or all of your money without a withdrawal penalty or loss of interest, or
•	receive your interest in cash.
By selecting a 1 day interim period, you will be starting your new term the following day and thus will be waiving the 7- or the 14-day interim period and any opportunities described above. Additionally, you may be choosing to start your next term without knowing the ending value of your current term.
You cannot change term lengths following the end of a certificate term. If you wish to move to a different term length, you would need to transfer your balance to a new Ameriprise Stock Market Certificate of the different term length.
Changing fixed participation selection: The interim period does not apply if you made the change from fixed interest back to participation interest during a term as discussed in “Fixed interest” under “Interest” above. Instead, your new 52-, 104- or 156-week term will begin on the Wednesday following our receipt of your notice of your new interest selection.
New term: If you do not make changes, your certificate will continue with your current selections when the new term begins after the interim period. You will earn interim interest during the 7- or 14-day interim period. If you do not want to wait the full interim period before starting your next market participation term, you must phone or send written instructions before your current term ends. You can tell us to start your next term on any Wednesday that is during the interim period and following the date on which we receive your notice. Your notice may also tell us to change your interest selection, or add to your certificate. You cannot withdraw part of your money or add money if you skip the interim period. If you make a withdrawal, a 7- or 14-day interim period is required. The notification that we provide you at the end of the term cannot be provided before the term ends because the ending S&P 500 Index value, interest amount (if any) and total term-end value are not known until the term ends.

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Ameriprise Installment Certificate
About the Certificate
INVESTMENT AMOUNTS
You may purchase the Ameriprise Installment Certificate in any amount from $50 through $5,000, payable in U.S. currency, through scheduled monthly purchase payment installments. You may also make additional lump-sum investments in any amount. Unless you receive prior approval from ACC, your total amount paid in over the life of the certificate cannot exceed $600,000. ACC guarantees your principal and interest.
The certificate may be used as an investment for your Individual Retirement Account (IRA), 401(k) plan account or other qualified retirement plan account. If so used, the amount of your contribution (investment) will be subject to any limitations of the plan and applicable federal law.
FACE AMOUNT AND PRINCIPAL
The face amount of your certificate is the total of your scheduled monthly investments during its 10-year life. The minimum face amount is $6,000 or the total of 120 monthly investments of $50 each. Your maximum face amount cannot exceed $600,000. We reserve the right to restrict payments that would bring the total monthly investment to more than $5,000. Your principal is the amount you actually invest over the life of the certificate, less any withdrawals of your investments, and penalties and fees.
VALUE AT MATURITY
Your certificate matures 10 years from its issue date. At maturity, you will receive a distribution for the value of your certificate, unless you request to reinvest those proceeds into another certificate or investment. This will be the total of your actual investments, plus credited interest not paid to you in cash, less withdrawals, withdrawal penalties and fees.
RECEIVING CASH DURING THE TERM
If you need your money within three years after the date your certificate was purchased, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in “How to Invest and Withdraw Funds.”
INTEREST
Your investments earn interest from the date they are credited to your account. Interest is compounded and credited at the end of each certificate month on the monthly anniversary of the issue date. A certificate month is a calendar month, measured from the date of issuance. For example, if you purchase your

56	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

certificate on the 8th of the month, interest will be credited on the 8th of each following month during the term. If you purchase your certificate on the 31st of the month, interest will be credited on the 31st of each month; however, if the month does not have 31 days, interest is posted to the account on the last day of the month.
ACC declares and guarantees a fixed rate of interest every three months during the life of your certificate. We calculate the amount of interest you earn each certificate month by:
•	applying the interest rate then in effect to your balance each day;
•	adding these daily amounts to get a monthly total; and
•	subtracting interest accrued on any amount you withdraw during the certificate month.
Interest is calculated on a 30-day month and 360-day year basis.
If you withdraw during a certificate month, you will not earn interest for the month on the amount withdrawn.
RATES FOR NEW PURCHASES
ACC has complete discretion to determine whether to accept an application and sell a certificate or accept additional payments into a certificate. When your completed application is accepted, and we have received your initial investment, we will provide you a confirmation showing the fixed rate that your investment will earn for the first 3-month period, 1.55% as of the date of this prospectus.
This rate is set at the discretion of ACC and may change.
Rates for new purchases are reviewed and may change weekly. The rate you receive will be the higher of:
•	the rate in effect on the date your payment is applied and your account is activated, or
•	the rate in effect seven days prior to that date,
provided your completed application is accepted by us within 3 business days of the payment received date.
Rates for future periods: Interest on your certificate for future three-month periods may be greater or less than the rates you receive during the first three months. In setting future interest rates, a primary consideration will be the prevailing investment climate. Nevertheless, we have complete discretion as to what interest shall be declared beyond the initial three-month period. At least six days in advance of each three-month period, we will provide you notice of the rate that your certificate will earn for that period.
PROMOTIONS AND PRICING FLEXIBILITY
ACC may sponsor or participate in promotions involving the certificate and its respective terms. For example, we may offer different rates to new clients, to

AMERIPRISE CERTIFICATES – PROSPECTUS – 2019	57

existing clients, or to individuals who purchase or use products or services offered by Ameriprise Financial or its affiliates.
We also may offer different rates based on the amount invested, geographic location and whether the certificate is purchased for an IRA or a qualified retirement account.
These promotions will generally be for a specified period of time. If we offer a promotion, rates will be stated in a supplement to this prospectus.
How to Invest and Withdraw Funds
BUYING YOUR CERTIFICATE
Your financial advisor will help you fill out and submit an application to open an account with us and purchase a certificate. If you purchase your certificate other than through a financial advisor of Ameriprise Financial Services — for example, through a direct marketing channel — you may be given different purchase instructions. We will process the application at our corporate offices in Minneapolis, Minnesota. When we have accepted your completed application and received your initial investment, we will provide you with a confirmation of your purchase, indicating your account number and showing the rate of interest for your first three months as described under “Rates for New Purchases.” See “Purchase policies” below.
Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is your Social Security Number, Individual Taxpayer Identification Number, or Employer Identification number and Foreign TIN (if applicable). See “Taxes on Earnings and Withdrawals.” Once your account is set up, there are several convenient ways to make monthly investments.
Purchase policies
•	Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day. We reserve the right to change this cut-off time in the future.
•	You have 15 days from the date of purchase to cancel your investment without penalty by contacting us at the address or telephone number inside the back cover. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.
•	If you purchase a certificate with a personal check or other non-guaranteed funds, we will wait one day for the process of converting your check to federal funds (e.g., monies of member banks within the Federal Reserve Bank) before your purchase will be accepted and you begin earning interest. For information on how to avoid this delay, for example by using a certified check, please call us at the telephone number listed inside the back cover.

58	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

•	If you establish a systematic investment arrangement, you will receive a confirmation when the arrangement is set-up, but you will not receive a confirmation each time we receive a payment.
•	ACC has complete discretion to determine whether to accept an application and sell a certificate.
•	If you make no investments for a period of at least six consecutive months and your principal is less than $500, we may send you a notice of our intent to cancel the certificate. After the notice, if an investment is not made within 60 days, your certificate will be canceled, and we will send you a check for its full value.
A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See “Retirement Plans: Special Policies.”
For additional information on Buying, Selling and Transferring Certificates see page 62.
FULL AND PARTIAL WITHDRAWALS
•	You may withdraw your certificate for its full value or make a partial withdrawal of $100 or more at any time. Only one withdrawal is permitted per day. We reserve the right to change the minimum withdrawal amount in the future. If you purchase this certificate for an IRA, 401(k), or other retirement plan account, early withdrawals or cash payments of interest taken prematurely may be subject to IRS tax and penalty.
•	If you withdraw during a certificate month, you will not earn interest for the month on the amount withdrawn.
•	Complete withdrawal of your certificate is made by giving us proper instructions. To complete these transactions, see “How to Request a Withdrawal or Transfer.”
•	Full and partial withdrawals of principal in the first three years are subject to penalties, described below.
•	You may not make a partial withdrawal if it would reduce your certificate balance to less than $250. If you request such a withdrawal, we will contact you for revised instructions.
•	You may withdraw accumulated interest during any term without paying a surrender charge. A withdrawal of interest must be at least $100 and not reduce your certificate balance below $250.
•	In certain circumstances, at your request, ACC may allow you to receive the proceeds of your redemption “in-kind,” meaning that you receive securities instead of cash.
Penalties for early withdrawal: If you withdraw money within three years after the certificate was purchased, you will pay a penalty of 2% of the principal withdrawn. Except to the extent your balance would be less than $250, this penalty will be taken from the remaining balance, not the amount withdrawn.

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The 2% penalty is waived:
•	upon death of the certificate owner up to a maximum of six months after the estate settlement has been processed by ACC.
•	when this certificate is owned by a revocable or irrevocable trust upon death of any grantor of the revocable or irrevocable trust up to a maximum of six months from the date of death.
•	on withdrawals for IRA certificate accounts and for certificate accounts in other qualified plans for your required minimum distributions. See “Retirement Plans: Special Policies.”
Any withdrawals that result in a distribution from your IRA may be subject to income taxation and tax penalties.
When you request a full or partial withdrawal, we pay the amount you request:
•	first from interest credited to your account,
•	then from the principal of your certificate.
For example, assume this is your balance at the end of the second year:
Total investments	$7,200.00
Interest credited	75.48
Total balance	$7,275.48
If you request a $1,000 check, we would withdraw funds in this order:
Credited interest	$ 75.48
Withdrawal of principal	924.52
Total requested withdrawal	$1,000.00
In addition, we would have to withdraw funds to cover the full withdrawal penalty:
Principal withdrawn	$924.52
Withdrawal penalty %	2%
Withdrawal penalty	$ 18.49
The total transaction would be:
Beginning balance	$7,275.48
Credited interest withdrawn	(75.48)
Principal withdrawn	(924.52)
Withdrawal penalty (also from principal)	(18.49)
Remaining balance	$6,256.99
Loss of interest: Because we credit interest on your certificate’s monthly anniversary, if you make a withdrawal at any time other than the last day of the certificate month, you will lose interest accrued on the withdrawal amount since the end of the last certificate month. It may be advantageous, therefore, to request a withdrawal at the end of the certificate month — that is, on an interest crediting date.

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Other full and partial withdrawal policies
•	If you request a partial or full withdrawal of a certificate recently purchased or added to by a check, ACH or money order that is not guaranteed, we will wait for your payment to clear. Please expect a minimum of 10 calendar days from the date of your payment before the partial or full withdrawal is processed and proceeds are sent to you.
•	If you request a partial or full withdrawal of the funds that may include at-risk or non-guaranteed funds, we will wait 10 calendar days before completing the request.
•	If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.
•	Any payments to you may be delayed under applicable rules, regulations or orders of the SEC.

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General Information
This information is current as of the date of this prospectus. These instructions may change in the future. Please contact your financial advisor or contact us at the number inside the back cover if you want to confirm these instructions.
Buying, Selling and Transferring Certificates
HOW TO MAKE INVESTMENTS
By phone
Contact your financial advisor or call us at 1.800.862.7919 to set up one of the following plans for lump sum investments or for recurring investments, if applicable:
•	Recurring and one-time ACH payments from your pre-authorized bank account
•	Automatic payroll deduction
•	Direct deposit of social security check
•	Other plan approved by ACC
•	Monthly minimum investment must be $50 (not applicable to Ameriprise Step-Up Rate Certificate, Ameriprise Flexible Savings Certificate and Ameriprise Stock Market Certificate)
To cancel a recurring ACH investment, you must instruct ACC in writing or by phone. We must receive notice at least 3 business days before the date funds would normally be withdrawn from your bank account.
By mail
If you have an established account, you may mail a check, by regular or express mail, along with your name and account number to:
Ameriprise Financial Services
70200 Ameriprise Financial Center
Minneapolis, MN 55474
By client-initiated transaction (ameriprise.com)
For Ameriprise Cash Reserve Certificates only, you may make lump sum or recurring ACH investments online to your established account through the ameriprise.com website.
By wire
If you have an established account, you may wire money to:
Wells Fargo Bank MN, NA
6th Street Marquette Ave
Minneapolis, MN 55479
ABA Routing Transit Number: 121000248

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Account Number 0000030015 For Further Credit To: (your certificate account number) and (your name). Your account number must be formatted as follows: XXXXXXXXXXX X 001 (11 digit account number, space, check digit, space, admin code).
If this information is not included, the order may be rejected and all money received, less any costs we incur, will be returned promptly.
•	Minimum amount for each wire investment: $1,000.
•	Wire orders can be accepted only on days when your bank, Ameriprise Financial and its affiliates and Wells Fargo Bank Minnesota, N.A. are open for business.
•	Wire purchases are completed when wired payment is received and we accept the purchase.
•	Wire investments must be received and accepted in our Minneapolis headquarters on a business day before 3 p.m. Central time to be credited that day. Otherwise your purchase will be processed the next business day.
•	We are not responsible for any delays that occur in wiring funds, including delays in processing by the bank.
•	You must pay for any fee the bank charges for wiring.
TRANSFERS TO OTHER ACCOUNTS
You may transfer part or all of your certificate to any other Ameriprise Certificate or into another Ameriprise Financial Services account within the same household group (subject to product rules and certain restrictions). Some requests may be required to come in writing.
If you request a partial or full transfer of a certificate recently purchased or added to by a check or money order that is not guaranteed, we will wait for your check to clear. Please expect a minimum of 10 calendar days from the date of your payment before the partial or full transfer is processed.
HOW TO REQUEST A WITHDRAWAL OR TRANSFER
By phone
Call your financial advisor or call us at 1.800.862.7919.
•	Telephone withdrawals may be subject to maximum withdrawal limits as defined by the broker/dealer.
•	A form may be required for certain withdrawals or transfers as defined by the broker/dealer.
•	Transfers may be made into an Ameriprise Financial Services account within the same household group for owners of those accounts.
•	We will honor any eligible telephone withdrawal or transfer request believed to be authentic and will use reasonable procedures to confirm authenticity.

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You may request that telephone withdrawals not be authorized from your account by giving us a written request signed by all account owners.
By Form
Contact your financial advisor or call us at 1.800.862.7919 to obtain the appropriate form and instructions.
Send your completed form request for a withdrawal or transfer, by regular or express mail, to:
Ameriprise Financial Services
70100 Ameriprise Financial Center
Minneapolis, MN 55474
Form requests are required for:
•	Checks or ACH withdrawals over the maximum limit set by the broker/dealer.
•	Certain transfers to another Ameriprise Financial Services account.
•	Checks sent to anyone other than the listed owner(s) of the account.
•	Checks sent to an address not on file.
By client-initiated transaction (ameriprise.com)
For Ameriprise Cash Reserve Certificate clients only, you may make an online lump sum transaction through ameriprise.com.
•	Transfers to your Brokerage accounts within the same household group in which you are an owner on both accounts.
•	ACH transfers to your pre-authorized bank account.
HOW TO RECEIVE PAYMENT WHEN YOU WITHDRAW FUNDS
By regular or express mail
•	Fee for express mail: We will deduct the fee from your remaining certificate balance, provided that the balance would not be less than $1,000 ($5,000 for Ameriprise Step-Up Rate Certificate). If the balance would be less than $1,000 ($5,000 for Ameriprise Step-Up Rate Certificate), we will deduct the fee from the proceeds of the withdrawal.
•	Timing: checks are mailed the business day following the transaction. Allow for seven days if sent regular mail, two days for express mail.
•	Phone Restrictions: Checks will be mailed to the address on file, payable to the name(s) listed on the account.
By wire
•	Fee: We will deduct the fee from your remaining certificate balance, provided that the balance would not be less than $1,000 ($5,000 for Ameriprise Step-Up Rate Certificate). If the balance would be less than $1,000 ($5,000 for Ameriprise Step-Up Rate Certificate), we will deduct the fee from the proceeds of the withdrawal.

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•	Timing: wires are sent the business day following the transaction.
•	Phone Restrictions: Bank instructions must be pre-authorized.
By ACH
•	Fee: no charge.
•	Timing: ACH is sent the business day following the transaction. Allow 2-3 business days from request to deposit.
•	Bank instructions must be pre-authorized for requests made via phone or in writing.
BUSINESS DAY
A business day is any day that the New York Stock Exchange (NYSE) is open. A business day typically ends at the close of regular trading on the NYSE, usually at 3:00 p.m. Central time. If the NYSE is scheduled to close early, the business day will be considered to end as of the time of the NYSE’s scheduled close.
RETIREMENT PLANS: SPECIAL POLICIES
•	If the certificate is purchased for a 401(k) plan or other qualified retirement plan account, the terms and conditions of the certificate apply to the plan as the owner of the certificate. However, the terms of the plan, as interpreted by the plan trustee or administrator, will determine how a participant’s benefit under the plan is administered. These terms may differ from the terms of the certificate.
•	If your certificate is held in a custodial or investment only retirement plan, special rules may apply at maturity. If no other investment instructions are provided directing how to handle your certificate at maturity, the full value of the certificate may transfer to a new or existing Ameriprise Cash product within the plan.
•	Ameriprise certificates do not charge IRA custodial fees; however, fees (including custodial fees) related to non-certificate products (e.g., brokerage accounts) you may hold may be withdrawn from your certificate according to the terms of your plan. It may reduce the amount payable at maturity or the amount received upon an early withdrawal.
•	Retirement plan withdrawals may be subject to withdrawal penalties or loss of interest even if they are not subject to federal tax withholding or penalties.
•	If applicable, we will waive withdrawal penalties on withdrawals for qualified retirement plan and IRA certificate accounts for your required minimum distributions.
•	If your certificate is held in an IRA, special rules may apply at maturity. If no other investment instructions are provided directing how to handle your certificate at maturity, you will receive a distribution for the full value of your

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certificate, less 10% federal withholding unless we are notified ahead of time not to withhold. Depending on your individual circumstances, you may have 60 days to roll the distribution amount (i.e. the proceeds plus the amount withheld) to another eligible retirement plan.
•	If you withdraw all funds from your last account in an IRA at Ameriprise Trust Company, a plan termination fee may apply as set out in the applicable Your Guide to IRAs, the disclosure information received when you opened your account. This fee may be paid from your certificate proceeds.
•	The termination fee will be waived if a withdrawal occurs after you have reached age 70 1⁄2 or upon the owner’s death.
•	Ameriprise certificates are not offered in 403(b) plans.
COVERDELL EDUCATION SAVINGS ACCOUNT
Ameriprise Certificates are not offered in a Coverdell Education Savings Account.
WITHDRAWAL AT DEATH
If a certificate is surrendered upon the client’s death, any applicable surrender charge will be waived.
TRANSFER OF OWNERSHIP
While a certificate is not negotiable, ACC will transfer ownership upon your written notification. However, if you have purchased your certificate for a 401(k) plan or other qualified retirement plan, or an IRA you may be unable to transfer or assign the certificate without losing the account’s favorable tax status. Please consult your tax advisor.
FOR MORE INFORMATION
For information on purchases, withdrawals, exchanges, transfers of ownership, proper instructions and other service questions regarding your certificate, please consult your financial advisor or call us at the telephone number listed inside the back cover.
If you purchase your certificate other than through a financial advisor, you may be given different purchase and withdrawal instructions.
Taxes on Earnings and Withdrawals
The following is a general description of the federal income tax consequences of holding certificates. This description applies to cash-method individual taxpayers holding a certificate in a taxable account. Individual tax circumstances vary. The following does not address the tax consequences of ownership of a certificate through an IRA, 401(k) or other tax qualified retirement plan account, does not address the taxation of certificates under state, municipal, or foreign law, and does not cover all tax consequences arising from the ownership of a certificate. It is possible that changes in tax laws or interpretations may result in changes to

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the taxation of certificates or tax reporting for certificates. The tax consequences described in this prospectus are based on the issuer’s interpretation of current law, based on the assumption that Ameriprise Certificates should be subject to taxation in a manner similar to comparable financial products. The issuer has not received an IRS ruling, or an opinion of counsel verifying the tax consequences described herein. As always, before purchasing an Ameriprise Certificate, you should consult your own tax advisor as to all tax consequences of certificate ownership.
TAXATION OF EARNINGS
The taxation of income from Ameriprise Certificates varies by product. Interest income on Ameriprise Cash Reserve Certificates, Ameriprise Flexible Savings Certificates, Ameriprise Installment Certificates, and Ameriprise Stock Market Certificates issued prior to May 9, 2015 is treated as qualified stated interest (“QSI”), which is included in taxable income of the certificate holder when credited to the certificate account.
The Internal Revenue Code and Treasury Regulations do not specifically address the taxation of financial products with all of the unique features of the Ameriprise Stock Market Certificate and the Ameriprise Step-Up Rate Certificate. The following summary of the original issue discount (“OID”) rules is one possible interpretation of the tax rules that could apply to these certificates, and we will apply these OID rules to Ameriprise Stock Market Certificates issued after May 9, 2015 and to Ameriprise Step-Up Rate Certificates.
Under the OID rules, payments that are contingent upon future events, such as participation interest and minimum interest on the Ameriprise Stock Market Certificate and interest on the Ameriprise Step-Up Rate Certificate, could be considered OID instead of QSI. OID must be accrued daily and taxed annually as interest income. Consequently, a cash-basis taxpayer is taxed in a year on the amount of OID accrued for that year rather than actual payments credited to the account.
We consider the Ameriprise Stock Market Certificate issued after May 9, 2015 and the Ameriprise Step-Up Rate Certificate to be debt instruments issued with OID, specifically, contingent payment debt instruments (CPDI), subject to the non-contingent bond method, which requires certificate holders to accrue original issue discount on the Ameriprise Stock Market Certificate issued after May 9, 2015 and the Ameriprise Step-Up Rate Certificate at a constant yield over the certificate’s term, as if the certificate was a fixed interest rate product. The amount of OID accrued each day in each year is based on the “comparable yield” and the “projected payment schedule” for the certificate, which we will provide upon request. The comparable yield and the projected payment schedule are used only for tax purposes, and are not representations of the actual yield or actual payments on a certificate. The projected amount of each contingent payment (including participation interest and minimum interest), as of the date of

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issuance, is used to determine the projected payment schedule and the rate of OID accrual. The projected amount of each contingent payment is based on market information, if available. If the contingent payments, when paid, are greater than the amount of OID accrued prior to the contingent payment date, the difference is treated as additional OID. If a contingent payment, when paid, is less than the projected payment, the difference is treated first as an offset to OID accruing in the year of the contingent payment, and any excess is treated as an ordinary loss, to the extent of net OID accrued in prior years. Any ordinary loss is not subject to the 2% limitation for deducting miscellaneous itemized deductions.
Although Ameriprise Step-Up Rate Certificates also may be subject to the CPDI rules described above, the rate of OID accrual will be the same as the rate of interest. If the holder of an Ameriprise Step-Up Rate Certificate elects to step-up to a higher rate of interest during the term, the rate of OID accrual will be adjusted to reflect the higher rate.
Certain high-income individuals (as well as estates and trusts) are subject to a 3.8% net investment income surtax. For individuals, the 3.8% tax applies to the lesser of (1) the amount by which the taxpayer’s modified adjusted gross income exceeds certain threshold amounts or (2) the taxpayer’s “net investment income.” For this purpose, net investment income includes interest and OID (if any) on certificates.
TAXATION OF WITHDRAWALS
Withdrawals from Ameriprise Certificates are considered redemptions for tax purposes. Withdrawals from certificates other than Stock Market Certificates issued after May 9, 2015 generally do not generate taxable gains or losses because the tax basis allocated to the proceeds withdrawn is generally equal to the proceeds withdrawn.
For Stock Market Certificates issued after May 9, 2015, basis is adjusted as OID accrues, including daily accruals of OID during the certificate’s term, which increase basis, and adjustments to OID at term-end, which can increase or decrease basis. Consequently, early withdrawals from Stock Market Certificates issued after May 9, 2015 may generate a tax loss (generally an ordinary loss), and such loss could be deferred by the wash sale rules if the loss occurs within 30 days (before or after) of an addition to the principal balance of the certificate (additional principal or reinvested interest). Withdrawals during the interim period at term-end generally do not generate tax gain or loss because proceeds and basis are generally equal at this time.
TAX REPORTING
The tax reporting for interest income on a certificate will vary by product. Each calendar year we provide the certificate owners and the IRS with reports of all interest and original issue discount (“OID”) of $10 and above credited or accrued to certificate owners’ accounts on Form 1099-INT, Interest Income, or Form

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1099-OID, Original Issue Discount, as appropriate. Interest on most Ameriprise Cash Reserve Certificates, Ameriprise Flexible Savings Certificates, Ameriprise Installment Certificates and Ameriprise Stock Market Certificates issued prior to May 9, 2015 will be reported as interest. Interest on the Ameriprise Step-Up Rate Certificate will be reported as OID. Participation interest and minimum interest on Ameriprise Stock Market Certificates issued after May 9, 2015 will be reported as OID, while fixed interest and interim interest on Ameriprise Stock Market Certificates issued after May 9, 2015 will be reported as interest.
Withdrawals are reported to certificate owners and the IRS on Form 1099-B, Proceeds from Broker and Barter Exchange Transactions because a surrender or redemption from a certificate is treated as a sale of a security. Withdrawals from certificate accounts that have an initial funding date after 2015 are subject to additional tax reporting requirements on Form 1099-B. Forms 1099-B for these withdrawals will include the adjusted basis for the amount withdrawn, the holding period and character of any gain or loss (short-term, long-term, or ordinary), and any wash sale adjustments. For withdrawals from certificate accounts funded prior to 2016, the certificate owner’s year-end tax package will also include basis information, however, this basis information is not provided to the IRS.
NON-U.S. INVESTORS
U.S. law requires withholding and reporting on certain transactions on accounts owned by non-U.S. investors, including nonresident aliens and foreign entities. The IRS requires that these investors certify non-U.S. status and, if applicable, tax treaty eligibility, by completing one of the Forms W-8, available at www.irs.gov. Failure to provide the applicable Form W-8 may result in backup withholding on interest, OID, withdrawals, and redemptions. Other rules require additional reporting for foreign entities, such as foreign financial institutions. ACC does not accept foreign entity clients as certificate purchasers.
Interest and OID on your certificate is “portfolio interest” as defined in U.S. Internal Revenue Code Section 871(h). Portfolio interest received by a nonresident individual or a foreign corporation from sources within the United States generally is not subject to U.S. tax. Even though such interest income and OID is not taxed by the U.S. government, it will be reported at year end to the non-U.S. investor and to the U.S. government on a Form 1042-S, Foreign Person’s U.S. Source Income Subject to Withholding. The United States participates in various tax treaties with foreign countries, which provide for sharing of tax information between the United States and such foreign countries. Under the Foreign Account Tax Compliance Act (FATCA – Internal Revenue Code §§1471-1474 and Treasury Regulations), a withholding agent may be required to withhold 30% of certain payments (including interest crediting) to (i) a foreign financial institution (including non-U.S. investment funds) unless such foreign financial institution agrees to verify, report, and disclose certain of its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such

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entity certifies that it does not have any substantial U.S. owners or provides the name, address, and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specific requirements.
RETIREMENT ACCOUNTS
If these certificates are held in an IRA or other qualified plan account, certain income tax rules apply to withdrawals.
Income Tax Withholding: When you take a distribution from an IRA, 10% of the amount must be withheld for federal income taxes, unless you elect not to have the tax withholding apply. When you take a distribution from a qualified plan account, such as a 401(k), 20% of the amount must be withheld for federal income taxes unless the distribution is directly rolled over to another qualified plan or IRA. Distributions that are not eligible to be rolled over, such as required minimum distributions, are not subject to 20% mandatory withholding but may be subject to the 10% withholding described above.
The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a non-resident alien.
Tax Penalties: In general, distributions from IRAs and other qualified plan accounts are also subject to a 10% premature distribution penalty tax unless the distribution is made after age 59 1⁄2 or to your beneficiaries following your death, or you are disabled. Other exceptions may also apply.
Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.
These certificates may not be available for all types of retirement accounts.
YOUR TIN AND BACKUP WITHHOLDING
U.S. clients opening a certificate account (including a U.S. citizen, resident alien, and sometimes a U.S. entity) must provide a correct taxpayer identification number (TIN), which is generally your Social Security Number, Individual Taxpayer Identification Number, or Employer Identification Number. You must certify your TIN under penalties of perjury on your application when you open an account.
If you don’t provide and certify the correct TIN, you could be subject to backup withholding or FATCA withholding as a presumed foreign entity. You could also be subject to backup withholding if you failed to report interest or OID on your tax return as required. You could also be subject to IRS penalties, such as:
•	a $50 penalty for each failure to supply your correct TIN;
•	a civil penalty of $500 if you make a false statement that results in no backup withholding; and
•	criminal penalties for falsifying information.
If you are not a U.S. taxpayer, you must provide the appropriate IRS Form W-8 to certify your non-U.S. status. There are various Forms W-8 for different types

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of taxpayers. The most common Form W-8 is Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals).
For details on TIN requirements or for forms to certify your U.S. or non-U.S. status, ask your financial advisor or contact your local Ameriprise Financial Services office. You also may obtain Form W-9, Request for Taxpayer Identification Number and Certification, and Forms W-8 on the internet at irs.gov.

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How Your Money is Used and Protected
INVESTED AND GUARANTEED BY ACC
ACC, a wholly-owned subsidiary of Ameriprise Financial, issues Ameriprise Certificates. ACC is the largest issuer of face-amount certificates in the United States, with total assets of more than $8.4 billion and a net worth of approximately $409 million on December 31, 2018.
We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:
•	interest to certificate owners; and
•	various expenses, including taxes, fees to Columbia Management Investment Advisers, LLC for advisory and other services, distribution fees to Ameriprise Financial Services, selling agent fees to selling agents, custody fees to Ameriprise Trust Company, and transfer agent fees to Columbia Management Investment Services Corp.
For a review of significant events relating to our business, see Item 7. Management’s Narrative Analysis in ACC’s Annual Report on Form 10-K for the year ended December 31, 2018. No national rating agency rates our certificates.
Most banks and thrifts offer investments known as CDs that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance (however Ameriprise Certificates are not FDIC insured) for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.
REGULATED BY GOVERNMENT
Because Ameriprise Certificates are securities, their offer and sale are subject to regulation under federal and state securities laws. Ameriprise Certificates are face-amount certificates. Each certificate is not a bank product, an equity investment, a form of life insurance or an investment trust.
The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account. These investments back the value of all outstanding certificate accounts. Specifically, their amortized cost must exceed the required carrying value of the outstanding certificates by a prescribed amount. As of March 31, 2019, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than the prescribed amount. We are required to use amortized cost for these regulatory purposes. In general, amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date. The amortized cost of an investment may not be

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equivalent to the market value of such investment. Therefore, if ACC sells investments it may receive less than amortized cost.
ACC has agreed with the SEC to maintain capital and surplus equal to 5% of outstanding liabilities on certificates (not including loans made on certificates in accordance with terms of some certificates that no longer are offered by ACC). ACC also has entered into a written understanding with the Minnesota Department of Commerce that ACC will maintain capital equal to 5% of the assets of ACC (less any loans on outstanding certificates). When computing its capital for these purposes, ACC values its assets on the basis of statutory accounting for insurance companies rather than generally accepted accounting principles. The statutory accounting rules are used pursuant to regulatory requirements and are used to calculate the required capital ratio. Generally accepted accounting principles are used to value all assets on ACC’s balance sheet.
BACKED BY OUR INVESTMENTS
The composition of the ACC portfolio at December 31, 2018 was as follows:
Type of investment	Net amount invested
Mortgage and other asset backed securities	58%
Corporate and other bonds	34%
Mortgage loans and other loans	3%
Cash and cash equivalents	5%
At December 31, 2018 about 98% of our fixed maturity securities were rated investment grade by Moody’s Investors Service (Moody’s), Standard & Poor’s Ratings Services (S&P) and Fitch Ratings Ltd (Fitch) and approximately 1% of the portfolio was deemed investment grade based on Columbia Management Investment Advisers, LLC’s internal analysis, using criteria similar to those used by Moody’s, S&P and Fitch, when a public rating did not exist. For additional information regarding securities ratings, please refer to Note 3 to ACC’s Annual Report on Form 10-K.
Most of our investments are on deposit with Ameriprise Trust Company, Minneapolis, or its subcustodian, although we also maintain separate deposits as required by certain states. Ameriprise Trust Company is a wholly-owned subsidiary of Ameriprise Financial. Copies of our December 31, 2018 Schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to ACC’s Annual Report on Form 10-K.
INVESTMENT POLICIES
Columbia Management Investment Advisers, LLC serves as ACC’s investment adviser and invests the assets in ACC’s portfolio in accordance with ACC’s

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investment policy and applicable law. The following policies currently govern Columbia Management Investment Advisers, LLC’s investment decisions:
Debt instruments
Most of our investments are in debt instruments as referenced in the table in “Backed by Our Investments” under “How Your Money is Used and Protected.” Debt instruments may include government obligations, mortgage and other asset-backed securities and bonds.
The prices of bonds generally fall as interest rates increase, and rise as interest rates decrease. In general, the longer the maturity or duration of a bond, the greater its sensitivity to changes in interest rates. The maturity of a bond is a measure of the time remaining until the final payment of the bond is due. Duration is a measure of a portfolio’s price sensitivity to changes in prevailing interest rates. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The prices of bonds below investment grade may react more to whether a company can pay interest and principal when due than to changes in interest rates. Below investment-grade bonds may experience greater price fluctuations than investment-grade bonds, and are more likely to experience a default, and sometimes are referred to as junk bonds. Under normal circumstances, at least 85% of the securities in ACC’s portfolio will be rated investment grade, or in the opinion of ACC’s investment adviser will be the equivalent of investment grade. Securities that are subsequently downgraded in quality may continue to be held by ACC and will be sold only when ACC’s investment adviser believes it is advantageous to do so.
At December 31, 2018, ACC held about 2% of its investment portfolio in investments rated below investment grade.
Foreign investments
We may invest up to 10% of our assets in certain foreign securities as permitted by applicable Minnesota law. This excludes Canadian securities.
Asset-backed securities
As noted previously in the discussion of debt securities, ACC may invest in certain asset-backed arrangements so long as certain underwriting conditions are met. Asset-backed arrangements include collateralized obligations (such as pools of mortgage and other loan obligations), partnership interests, and other pooled investment vehicles.
Real estate
We may invest in real estate, either directly or indirectly through a subsidiary of ACC. We expect such equity investments in real estate will be less than 10% of ACC’s assets. We may also invest in mortgage loans secured by real estate, so long as certain underwriting conditions are met.

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Purchasing securities on margin
We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.
Commodities
We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in “Financial transactions including hedges” in this section may be considered commodity contracts.
Senior Securities
ACC may not issue senior securities, except as permitted under the Investment Company Act of 1940.
Underwriting
We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter (selling securities for others) under federal securities laws.
Borrowing money
From time to time we may establish a line of credit with banks if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to gain additional liquidity. As generally used by ACC for liquidity purposes, such agreements are agreements under which we sell a security for a relatively short period of time subject to the obligation of a buyer to resell and us to repurchase such security at a specified time and price which includes an agreed upon interest rate.
Lending securities
Through our custodian and its lending agent we may lend some of our securities to broker-dealers and receive cash or certain securities equal to at least 100% of the market value of the securities as collateral. We may invest cash received as collateral in short-term securities or in a money market fund. If the market value of the loaned securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed 33 1⁄3% of ACC’s assets.
When-issued securities
Some of our investments in debt securities and loans originated by banks or investment banks are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these investments are available for sale, issued

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and delivered to us. We generally do not pay for these investments or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. ACC’s ability to invest in when-issued investments is not limited except by its ability to set aside cash or high quality investments to meet when-issued commitments. When-issued investments are subject to market fluctuations and they may affect ACC’s investment portfolio the same as owned securities.
Financial transactions including hedges
We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. ACC may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with ACC’s assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. There is no limit on ACC’s ability to enter into financial transactions to manage the interest rate risk associated with ACC’s assets and liabilities, but ACC does not foresee a likelihood that it will be feasible to hedge most or all of its assets or liabilities.
Illiquid securities
A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however, can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. ACC’s investment adviser will follow guidelines established by the board of directors and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of ACC’s investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, ACC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.
Other restrictions
There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover. However, ACC adheres to concentration and other limits as set forth in applicable Minnesota law governing ACC’s investments.

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General Information on Ameriprise Certificate Company and How it Operates
RELATIONSHIP BETWEEN ACC AND AMERIPRISE FINANCIAL, INC.
ACC was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on October 15, 1940, and began business as an issuer of face amount investment certificates on January 1, 1941. The company became a Delaware corporation on October 28, 1977, changed its name to IDS Certificate Company on April 2, 1984, to American Express Certificate Company on April 26, 2000, and to Ameriprise Certificate Company on August 1, 2005.
ACC files reports on Forms 10-K and 10-Q with the SEC. The SEC maintains an internet site (sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
Before ACC was created, Ameriprise Financial (formerly known as American Express Financial Corporation and, before that, IDS Financial Corporation), our parent company, had issued similar certificates since 1894.
CAPITAL STRUCTURE
ACC authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. Ameriprise Financial owns all of the outstanding shares.
SERVICE PROVIDERS
In connection with ACC’s business of issuing and distributing certificates and managing the assets that back the certificates it utilizes a number of service providers. ACC has entered into agreements with several entities, all of which are affiliated with ACC, to provide asset management and administrative services, distribution, transfer agent services, and custody.
INVESTMENT MANAGEMENT AND SERVICES
Under the Investment Advisory and Services Agreement, Columbia Management Investment Advisers, LLC acts as our investment adviser and is responsible for:
•	providing investment research,
•	making specific investment recommendations, and
•	executing purchase and sale orders according to our policy of seeking to obtain the best price and execution.
All these activities are subject to direction and control by our board of directors and officers. Our agreement with Columbia Management Investment Advisers, LLC requires annual renewal by our board, including a majority of directors who are not interested persons of Columbia Management Investment Advisers, LLC, Ameriprise Financial or ACC as defined in the federal Investment Company Act of 1940.

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For its services, ACC pays Columbia Management Investment Advisers, LLC a monthly fee, equal on an annual basis to a percentage of the net invested assets of ACC.
Net invested assets are determined using Generally Accepted Accounting Principles (GAAP) and are calculated as total assets less:
•	other assets (such as deferred tax assets, taxes receivable from parent, and other amounts due from related parties);
•	leveraged loans;
•	other receivables (such as state and local income taxes receivable);
•	payable for investment securities purchased (available-for-sale securities and derivatives);
•	derivative liabilities, at fair value; and
•	certificate loans.
Investment advisory and services fee rate
Included assets	Percentage of net invested assets
First $250 million	0.350%
Next $250 million	0.300%
Next $500 million	0.250%
Any amount over $1 billion	0.200%
The fee paid to Columbia Management Investment Advisers, LLC for managing and servicing syndicated loans, which are excluded from the computation of net invested assets above, is equal to 0.35% on an annual basis, computed each month on the basis of the loans’ amortized cost less the allowance for loan losses.
Investment advisory and services fee paid for the past three years
Year	Total fees
2018	$15,683,052
2017	$14,222,156
2016	$12,347,365
Other expenses payable by ACC: In addition to the investment management services described above, the Investment Advisory and Services Agreement also provides that ACC pays:
•	costs incurred by ACC in connection with the acquisition, management, servicing or disposition of real estate mortgages, real estate or property improvement loans;
•	taxes;
•	depository and custodian fees incurred by ACC;
•	brokerage commissions and charges in the purchase and sale of ACC’s assets;

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•	fees and expenses for services not covered by other agreements and provided to ACC at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of Columbia Management Investment Advisers, LLC (Columbia Management);
•	fees and expenses of ACC’s directors who are not officers or employees of Columbia Management or its affiliates;
•	provision for certificate reserves (interest accrued on certificate owner accounts);
•	expenses of customer settlements not attributable to sales functions;
•	transfer agency fees and expenses;
•	filing fees and charges incurred by ACC in connection with filing documents with the State of Minnesota or its political subdivisions;
•	organizational expenses paid by ACC; and
•	expenses properly payable by ACC, approved by the ACC board of directors.
Under the Administration and Services Agreement between Columbia Management Investment Advisers, LLC and Ameriprise Financial, Columbia Management Investment Advisers, LLC delegates certain administrative and investment support services to Ameriprise Financial.
DISTRIBUTION
Under the Distribution Agreement between ACC and Ameriprise Financial Services, Ameriprise Financial Services receives compensation for the distribution of Ameriprise certificates as follows:
For Ameriprise Cash Reserve Certificate:
•	0.03% of the initial payment on the issue date of the certificate, and
•	0.03% of the certificate’s reserve at the beginning of the second and subsequent quarters from issue date.
For Ameriprise Flexible Savings Certificate:
•	For all terms except 7 and 13 months, 0.08% of the initial investment amount on the first day of the certificate’s term;
•	For all terms except 7 and 13 months, 0.08% of the certificate’s reserve at the beginning of the second and subsequent quarters from issue date of the certificate or at the end of the renewal grace period when the renewal corresponds with the quarterly reserve payment;
•	For 7-month terms, 0.08% of the initial investment amount on the first day of the certificate’s term, 0.08% of the certificate’s reserve at the beginning of the second quarter from issue date of the certificate and 0.027% of the certificate’s reserve at the beginning of the last month of the certificate term; and
•	For 13-month terms, 0.032% of the initial investment amount on the first day

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of the certificate’s term, 0.032% of the certificate’s reserve at the beginning of the second, third and fourth quarters from issue date of the certificate and 0.011% of the certificate’s reserve at the beginning of the last month of the certificate term.
For Ameriprise Installment Certificate:
•	0.50% of all payments. This fee is paid on all payments received on or after issue of the certificate until the certificate’s maturity date.
For Ameriprise Stock Market Certificate:
For 1 year terms:
•	0.50% of each payment made prior to the beginning of the first certificate’s participation term, and
•	0.50% of the certificate’s reserve at the beginning of each subsequent participation term.
For 2 year terms:
•	1.00% of each payment made prior to the beginning of the first certificate’s participation term, and
•	1.00% of the certificate’s reserve at the beginning of each subsequent participation term.
For 3 year terms:
•	1.50% of each payment made prior to the beginning of the first certificate’s participation term, and
•	1.50% of the certificate’s reserve at the beginning of each subsequent participation term.
For Ameriprise Step-Up Rate Certificate:
•	0.075% of the initial investment amount on the first day of the certificate’s term, and
•	0.075% of the certificate’s reserve at the beginning of the second and subsequent quarters from issue date of the certificate or at the end of the renewal grace period when the renewal corresponds with the quarterly reserve payment.
The distribution fee is not assessed to your certificate account.
Total distribution fees paid to Ameriprise Financial Services for all series of certificates amounted to $19,127,848 during the year ended December 31, 2018.
See Note 1 to ACC’s Annual Report on Form 10-K regarding deferral of distribution fee expense.
In addition, ACC may pay distributors additional compensation for distribution activities under certain circumstances. From time to time, ACC may pay or permit other promotional incentives, in cash or credit or other compensation.
ACC’s products are sold in the United States through a network of financial advisors who are either employees of or affiliated with Ameriprise Financial

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Services. Ameriprise Financial Services pays commissions to its financial advisors, and pays other selling expenses in connection with services to ACC. The financial advisors sell a range of investment products, both proprietary and non-proprietary, including products that may compete with certificates offered by ACC. Differences in the compensation structure associated with the various products that the financial advisors sell tend to create conflicts between the interests of the financial advisors’ clients and the interests of the financial advisors themselves. These conflicts are mitigated by regulatory standards that govern the financial advisors’ sales practices and Ameriprise Financial Services’ oversight of those sales practices. ACC’s board of directors, including a majority of directors who are not interested persons of Ameriprise Financial Services or ACC, approved the Distribution Agreement.
TRANSFER AGENT
Under the Transfer Agency Agreement, Columbia Management Investment Services Corp., a wholly-owned subsidiary of Ameriprise Financial, maintains certificate owner accounts and records. ACC pays Columbia Management Investment Services Corp. a monthly fee of one-twelfth of $30.00 per certificate owner account for this service.
CUSTODIAN
Under the Custody Agreement, Ameriprise Trust Company, a wholly-owned subsidiary of Ameriprise Financial, holds ACC’s assets in custody for the benefit of ACC. ACC pays Ameriprise Trust Company fees based on the assets held in custody for ACC as well as per transaction charges for certain types of transactions and out-of-pocket expenses. The agreement authorizes Ameriprise Trust Company to enter into subcustodial arrangements with other banks. On Dec. 15, 2008, Ameriprise Trust Company entered into such subcustodial arrangements with JPMorgan Chase Bank, N.A.
DIRECTORS AND OFFICERS
The nomination and selection of the independent directors, directors who are not “interested persons” of ACC as defined in the Investment Company Act of 1940, is committed to the discretion of the incumbent independent directors. The full slate of directors is then submitted to ACC’s sole shareholder, Ameriprise Financial. The sole shareholder elects the board of directors that oversees ACC’s operations. The board annually elects the chairman and ACC’s executive officers for a term of one year.
We paid a total of $266,000 during 2018 to independent directors.
Experience and Qualifications
The following is a summary of the experience, qualifications, attributes and skills of each director that were among the criteria that led to the conclusion that each director should serve as a director in light of ACC’s business and structure. References to the experience, qualifications, attributes and skills of directors are

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pursuant to requirements of the SEC, and are not holding out the board or any director as having any special expertise and shall not impose any greater responsibility or liability on any director or on the board.
Independent Board Members
Name, address, age	Position held with ACC and length of service	Principal occupations during past ten years	Other directorships	Committee memberships
Karen M. Bohn* 6620 Iroquois Trail Edina, MN 55439 Born in 1953	Chair of the Board since 2009 Board member since 2001	President, Galeo Group LLC, a management consulting firm, since 1998; independent business consultant	Alerus Financial Corp., Otter Tail Corporation, Riversource Life Insurance Company of New York	Audit
Lorna P. Gleason 11 Red Cedar Lane Minneapolis, MN 55410 Born in 1956	Board member since 2011	President, Financial Assets Advisors, LLC, a consulting firm, since 2010; Senior Vice President, UMB, since 2010; Vice President and Senior Vice President, Wells Fargo, 2008-2010; Senior Managing Director, GMAC Health Capital, 2000-2007	None	Audit
Jean B. Keffeler* Box 137 1010 Swingley Road Livingston, MT 59047 Born in 1945	Board member since 1999	Retired business executive and independent management consultant, prior to 1991 held senior management positions with HealthOne Corporation and Control Data Corporation	Riversource Life Insurance Company of New York	Audit
Robert McReavy 3054 Riviera Road Sartell, MN 56377 Born in 1959	Board member since 2012	COO, CFO and General Counsel, Jeffrey Slocum & Associates 2007-2017	None	Audit
*	Ms. Bohn and Ms. Keffeler serve as directors of RiverSource Life Insurance Company of New York. RiverSource Life Insurance Company of New York is indirectly controlled by Ameriprise Financial or its affiliates.

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Board Member Affiliated with Ameriprise Certificate Company**
Name, address, age	Position held with ACC and length of service	Principal occupations during past ten years	Other directorships	Committee memberships
Abu M. Arif One World Trade Center 78th Floor New York, NY 10007 Born in 1967	Board member since 2013; President and Chief Executive Officer since August 2012	Senior Vice President AWM and General Manager Banking & Cash Solutions, since January 1, 2013; President of Ameriprise National Trust Bank since September 2018; Senior Vice President & General Manager, AWM Cash and Payment Solutions Ameriprise Bank, FSB, 2007-2012; Vice President of Marketing Strategy & Retail Retirement Plans for Ameriprise Financial, Inc., 2005-2007	Ameriprise National Trust Bank	None
**	Interested person by reason of being an officer, director and/or employee of Ameriprise Financial or its affiliates.
Each director also has considerable familiarity with ACC, its investment adviser and service providers, as well as the regulatory requirements governing face-amount certificate companies and the responsibilities of investment company directors, as a result of his or her prior service as a director of ACC.
Board Structure
ACC’s board of directors manages the business affairs of ACC. The directors establish policies and review and approve contracts and their continuance. The directors regularly request and/or receive reports from the investment adviser, ACC’s other service providers and ACC’s Chief Compliance Officer (“CCO”). The board is comprised of five directors, four of whom (including the chairman) are independent directors. The board has established an audit committee comprised of all four independent directors. The Audit Committee is responsible for monitoring ACC’s accounting policies, financial reporting and internal control system, monitoring the work of ACC’s independent accountants and providing an open avenue of communication among the independent accountants, the internal audit department of Ameriprise Financial, Inc., ACC’s management and the board. ACC’s day-to-day operations are managed by the investment adviser and other service providers. The board and the Audit Committee meet periodically throughout the year to review ACC’s activities, including, among others, valuation matters and compliance with regulatory requirements, and to review contractual arrangements with service providers. The board has determined that ACC’s leadership structure is appropriate given the number of certificates and the size and nature of ACC.

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Risk Oversight
Consistent with its responsibility for oversight of ACC, the board, among other things, oversees risk management of ACC’s investment program and business affairs directly and through the committee structure that it has established. The board has appointed Ameriprise Financial’s Financial Risk Management Committee (“FRMC”) as the investment committee of ACC. FRMC is comprised of senior business managers and holds regularly scheduled meetings to review models projecting various interest rate scenarios and risk/return measures and their effect on various portfolios managed by the investment adviser, including that of ACC. FRMC’s objectives are to structure ACC’s portfolio of investment securities based upon the type and behavior of the certificates in the certificate reserve liabilities, to achieve targeted levels of profitability within defined risk parameters and to meet certificate contractual obligations. Risks to ACC include, among others, investment risk, credit risk, liquidity risk, valuation risk and operational risk, as well as the overall business risk relating to ACC. The board has adopted, and periodically reviews, policies and procedures designed to address these risks. Under the overall supervision of the board, the investment adviser and other service providers also have implemented a variety of processes, procedures and controls to address these risks. Different processes, procedures and controls are employed with respect to different types of risks. These processes include those that are embedded in the conduct of regular business by the board and in the responsibilities of officers of ACC and other service providers.
The board requires senior officers of ACC, including the President and CCO, to report to the full board on a variety of matters at regular and special meetings of the board and the Audit Committee, as applicable, including matters relating to risk management. The Ameriprise Risk & Control Services Department also reports regularly to the Audit Committee on ACC’s internal controls and accounting and financial reporting policies and practices. The Audit Committee also receives reports from ACC’s independent registered public accounting firm on internal control and financial reporting matters. On at least a quarterly basis, the board meets with ACC’s CCO to discuss issues related to portfolio compliance and, on at least an annual basis, receives a report from the CCO regarding the effectiveness of ACC’s compliance program. In addition, the board receives reports from the investment adviser on the investments and securities trading of ACC, as well as reports on reserve levels. The board also receives reports from ACC’s primary service providers on a periodic or regular basis, including the investment adviser as well as ACC’s custodian, distributor and transfer agent.
Compensation of Board Members
Total compensation. The following table shows the total compensation paid to independent directors for their services from ACC during 2018:

84	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

Independent Directors	Total Cash Compensation
Karen M. Bohn	$82,000
Lorna P. Gleason	$58,000
Jean Keffeler	$58,000
Robert McReavy	$68,000

Interested Director	Total Cash Compensation
Abu M. Arif	$0.00
For service in 2018, the independent directors received an annual retainer of $40,000 for service on the board, with an additional $10,000 for service as Chair of the Audit Committee and $24,000 for service as Chair of the Board. Each independent director also receives a fee of $3,000 for attendance at each board meeting and $1,500 for attendance at each audit committee meeting. The independent directors are reimbursed for any out-of-pocket expenses relating to attendance at such meetings.
Executive Officers
Name, address, age	Position held with ACC and length of service	Principal occupations during past five years	Other directorships	Committee memberships
Abu M. Arif One World Trade Center 78th Floor New York, NY 10007 Born in 1967	Board member since 2013; President and Chief Executive Officer since August 2012	Senior Vice President AWM and General Manager Banking & Cash Solutions, since January 1, 2013; President of Ameriprise National Trust Bank since September 2018	Ameriprise National Trust Bank	None
Jason S. Bartylla 50642 Ameriprise Financial Center Minneapolis, MN 55474 Born in 1972	Vice President and Chief Financial Officer since 2018	Vice President, Ameriprise Financial Inc. since 2010; Chief Financial Officer of Ameriprise National Trust Bank since February 2018	Ameriprise National Trust Bank	None
David K. Stewart 802 Ameriprise Financial Center Minneapolis, MN 55474 Born in 1953	Vice President, Controller and Chief Accounting Officer since 2004	Senior Vice President and Controller, Ameriprise Financial Inc. and Ameriprise Financial Services since 2002	None	None

AMERIPRISE CERTIFICATES – PROSPECTUS – 2019	85

Name, address, age	Position held with ACC and length of service	Principal occupations during past five years	Other directorships	Committee memberships
Megan E. Garcy 227 West Monroe Suite 3000 Chicago, IL 60606 Born in 1985	Vice President, General Counsel and Secretary since September 2018 (previously Assistant Secretary, November 2014-September 2018)	Counsel – Asset Management since August 2015 (previously, Associate Counsel - Asset Management, February 2013 - August 2015); Assistant Secretary for Columbia Funds and affiliated Funds since 2016	None	None
Greg D. Sterner 1581 Ameriprise Financial Center Minneapolis, MN 55474 Born in 1969	Chief Operating Officer since 2014	Vice President & Officer, American Enterprise Investment Services, Inc. since August 2016; President & CEO, Ameriprise National Trust Bank June 2013 – July 2016; COO, Ameriprise Bank, FSB, February 2006- January 2013	Ameriprise National Trust Bank	None
Thomas P. McGuire 225 Franklin Street BX 29 20661 Boston, MA 02110 Born in 1972	Chief Compliance Officer since 2010	Vice President, Asset Management Compliance, Ameriprise Financial, Inc. since 2010; Chief Compliance Officer, Columbia Funds, since 2012; Chief Compliance Officer, Acorn Funds, since 2015	None	None
The officers and directors as a group beneficially own less than 1% of the common stock of Ameriprise Financial.
ACC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and schedules as of and for the year ended December 31, 2018 appearing in ACC’s Annual Report (Form 10-K) for the year ended December 31, 2018, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.

86	AMERIPRISE CERTIFICATES – PROSPECTUS – 2019

Additional Information
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
To the extent and only to the extent that any statement in a document incorporated by reference into this prospectus is modified or superseded by a statement in this prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this prospectus. The Annual Report on Form 10-K for the year ended December 31, 2018 previously filed by ACC with the SEC under the Securities Exchange Act of 1934 is incorporated by reference into this prospectus.
ACC will furnish you without charge a copy of any or all of the documents incorporated by reference into this prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your request. You can contact us at the address listed inside the back cover. Also you can access this document at http://ir.ameriprise.com/docs.aspx?IID=113901.
AVAILABLE INFORMATION
This prospectus is part of a registration statement we file with the SEC. Additional information on ACC and Ameriprise certificates is available in the registration statement and other materials we file. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to this prospectus, information incorporated by reference is available on the EDGAR Database on the SEC’s internet site at sec.gov.

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Quick telephone reference
(800) 862-7919	Ameriprise Financial Account value, cash transaction information, current rate information, withdrawals, transfers, inquiries (automated response for Touchtone® phones only)
Ameriprise Certificate Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
Website address:
ameriprise.com
Distributed by
Ameriprise Financial Services, Inc.
Investment Company Act File #811-00002	S-6000 AR (4/19)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item

Number

Item 13. Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

The By-Laws of Ameriprise Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or was or is serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15. Recent Sales of Unregistered Securities.

N/A

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The information required by this Item is set forth in the Index of Exhibits that precedes the signature page of this Post-Effective Amendment.

(b)

The financial schedules for Ameriprise Certificate Company filed electronically on February 27, 2019 with Ameriprise Certificate Company’s 2018 annual report filed on Form 10-K are incorporated by reference.

Item	17. Undertakings.

Without limiting or restricting any liability on the part of the other, Ameriprise Financial Services, Inc., as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. Ameriprise Financial Services, Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of Ameriprise Financial Services, Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to Indemnification of Officers and Directors as permitted by applicable law.

Exhibit Index

Exhibit Number	Exhibit Description	Form	File No.	Registrant	Post-Effective Amendment NO.	Incorporated by reference Exhibit	Filing Date	Filed Herewith
1(a)	Distribution Agreement, dated December 31, 2006, between Ameriprise Certificate Company and Ameriprise Financial Services, Inc.	S-1	2-95577	Ameriprise Flexible Savings Certificate	35	1	2/26/2007

1(b)	Exhibit A to Distribution Agreement, effective May 15, 2012	10-K	811-00002	Ameriprise Certificate Company	N/A	10(b)	2/27/2013

1(c)	Second Amendment to Distribution Agreement, effective September 19, 2014	S-1	333-200195	Ameriprise Step-Up Rate Certificate	Registration Statement	1(c)	11/14/2014

1(d)	Third Amendment to the Distribution Agreement, effective May 8, 2015	10-Q	811-00002	Ameriprise Certificate Company	N/A	10(b)i	8/3/2015

1(e)	Amendment to Distribution Agreement, dated January 25, 2018	10-K	811-00002	Ameriprise Certificate Company	N/A	10(c)	2/23/2018

2	Not Applicable

3(a)	Amended and Restated Certificate of Incorporation of American Express Certificate Company (now known as Ameriprise Certificate Company), dated August 1, 2005	10-K	811-00002	Ameriprise Certificate Company	N/A	3(a)	3/10/2006

3(b)	By-Laws of Ameriprise Certificate Company	10-Q	811-00002	Ameriprise Certificate Company	N/A	3(b)	11/5/2010

4	Not applicable

5	An opinion and consent of counsel as to the legality of the securities being registered	S-1	2-76193	Ameriprise Installment Certificate	46	N/A	4/20/2018

6 through 9	Not Applicable

10(a)	Amended and Restated Investment Advisory and Services Agreement, dated December 1, 2018, between Ameriprise Certificate Company and Columbia Management Investment Advisers, LLC	10-K	811-00002	Ameriprise Certificate Company	N/A	10(a)	2/27/2019

Exhibit Number	Exhibit Description	Form	File No.	Registrant	Post-Effective Amendment NO.	Incorporated by reference Exhibit	Filing Date	Filed Herewith

10(b)	Administration and Services Agreement, dated October 1, 2005, between RiverSource Investments, LLC, now known as Columbia Management Investment Advisers, LLC, and Ameriprise Financial, Inc.	10-K	811-00002	Ameriprise Certificate Company	N/A	10(s)	3/10/2006

10(c)	Depositary and Custodial Agreement, dated December 31, 2006, between ACC and Ameriprise Trust Company	S-1	2-95577	Ameriprise Flexible Savings Certificate	35	10(c)	2/26/2007

10(c)(i)	Amendment, dated December 15, 2008, to the Depositary and Custodial Agreement, dated December 31, 2006, between Ameriprise Certificate Company and Ameriprise Trust Company	S-1	2-95577	Ameriprise Flexible Savings Certificate	45	10(c)(i)	4/25/2014

10(d)	Transfer Agent Agreement, dated December 31, 2006 between Ameriprise Certificate Company and RiverSource Service Corporation, now known as Columbia Management Investment Services Corp.	S-1	2-95577	Ameriprise Flexible Savings Certificate	35	10(e)	2/26/2007

10(d)(i)	First Amendment to Transfer Agent Agreement, dated January 1, 2013	10-K	811-00002	Ameriprise Certificate Company	N/A	10(d)	2/27/2013

10(d)(ii)	Second Amendment to Transfer Agent Agreement, dated January 1, 2017	10-K	811-00002	Ameriprise Certificate Company	N/A	10(d)	2/23/2017

10(e)	Capital Support Agreement by and between Ameriprise Financial, Inc. and Ameriprise Certificate Company, dated March 2, 2009	10-K	811-00002	Ameriprise Certificate Company	N/A	10(f)	3/2/2009

10(f)(i)	First Amendment, dated April 30, 2014, to the Capital Support Agreement by and between Ameriprise Financial, Inc. and Ameriprise Certificate Company, dated as of March 2, 2009	S-1	2-68296	Ameriprise Cash Reserve Certificate	41	10(f)(i)	4/30/2014

Exhibit Number	Exhibit Description	Form	File No.	Registrant	Post-Effective Amendment NO.	Incorporated by reference Exhibit	Filing Date	Filed Herewith

11 through 13	Not Applicable

14(a)	Code of Ethics under Rule 17j-1 for Ameriprise Certificate Company effective May 21, 2014	10-K	811-00002	Ameriprise Certificate Company	N/A	14(a)	2/27/2019

14(b)	Code of Ethics adopted under Rule 17j-1 for Ameriprise Certificate Company’s investment adviser, effective December 2018	10-K	811-00002	Ameriprise Certificate Company	N/A	14(b)	2/27/2019

14(c)	Code of Ethics under Rule 17j-1 for Ameriprise Certificate Company’s underwriter as revised July 1, 2018	10-K	811-00002	Ameriprise Certificate Company	N/A	14(c)	2/27/2019

15 through 22	None

23	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)	S-1	2-76193	Ameriprise Installment Certificate	47	N/A	4/18/2019	*

24(a)	Director’s Power of Attorney, dated March 7, 2019	S-1	2-76193	Ameriprise Installment Certificate	47	N/A	4/18/2019	*

24(b)	Directors’ Power of Attorney, dated March 6, 2019	S-1	2-76193	Ameriprise Installment Certificate	47	N/A	4/18/2019	*

24(c)	Power of Attorney, dated March 6, 2019	S-1	2-76193	Ameriprise Installment Certificate	47	N/A	4/18/2019	*

25 through 27	None

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 18, 2019.

AMERIPRISE CERTIFICATE COMPANY

By:	/s/ Abu M. Arif
Abu M. Arif
President

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities indicated on April 18, 2019.

Signature	Capacity

/s/ Abu M. Arif	President and Director
Abu M. Arif	(Principal Executive Officer)

/s/ Jason S. Bartylla	Vice President and Chief Financial Officer
Jason S. Bartylla	(Principal Financial Officer)

/s/ David K. Stewart	Vice President, Controller and
David K. Stewart	Chief Accounting Officer (Principal Accounting Officer)

/s/ Karen M. Bohn*	Director
Karen M. Bohn

/s/ Jean B. Keffeler*	Director
Jean B. Keffeler

/s/ Lorna P. Gleason*	Director
Lorna P. Gleason

/s/ Robert McReavy*	Director
Robert McReavy

*By:	/s/ Megan E. Garcy
Megan E. Garcy**

**

Executed by Megan E. Garcy on behalf of Lorna P. Gleason pursuant to a Power of Attorney, dated March 7, 2019, and filed electronically herewith as Exhibit 24(a) to Registrant’s Post-Effective Amendment No. 47, and on behalf of each of the other Director pursuant to a Power of Attorney dated March 6, 2019 and filed electronically herewith as Exhibit 24(b) to Registrant’s Post-Effective Amendment No. 47.